Exhibit 4.15

Execution Version SHARE SALE AGREEMENT between DENSELIGHT SEMICONDUCTOR TECHNOLOGY (SHANGHAI) CO. LTD. as Buyer and POET TECHNOLOGIES, INC. as Seller with respect to the acquisition of all of the shares in DENSELIGHT SEMICONDUCTORS PTE LTD Dated as of August 20, 2019

CONTENTS

CLAUSE

1.	INTERPRETATION	4
2.	CONDITIONS	9
3.	SALE AND PURCHASE	11
4.	PAYMENTS	11
5.	CLOSING	12
6.	REIMBURSEMENTS	17
7.	WARRANTIES AND UNDERTAKINGS OF THE BUYER	18
8.	WARRANTIES OF THE SELLER	20
9.	LIMITATIONS ON CLAIMS	21
10.	TAX COVENANT	22
11.	INDEMNITIES	23
12.	FAIR RESTRAINTS	23
13.	OPTICAL INTERPOSER PRODUCT CARVE-OUT AND DENSELIGHT IPR	24
14.	CONFIDENTIALITY AND ANNOUNCEMENTS	25
15.	FURTHER ASSURANCE	26
16.	ASSIGNMENT	27
17.	ENTIRE AGREEMENT	27
18.	VARIATION AND WAIVER	27
19.	COSTS	27
20.	NOTICES	28
21.	SEVERANCE	30
22.	AGREEMENT SURVIVES CLOSING	30
23.	SUCCESSORS	30
24.	COPIES OF AGREEMENT	30
25.	RIGHTS AND REMEDIES	30
26.	LANGUAGE	30
27.	GOVERNING LAW AND JURISDICTION	31
28.	DEFAULT INTEREST	31
29.	FORCE MAJEURE	31

SCHEDULES

SCHEDULE 1 – DENSELIGHT INFORMATION	33
SCHEDULE 2 – CONDITIONS	35
SCHEDULE 3 – CONDUCT BETWEEN SIGNING AND CLOSING	39
SCHEDULE 4 – SELLER'S WARRANTIES	41
SCHEDULE 5 – INTELLECTUAL PROPERTY RIGHTS	58
SCHEDULE 6 – PARTICULARS OF THE PROPERTIES	64
SCHEDULE 7 – TAX COVENANT	65
SCHEDULE 8 – CAPITAL EQUIPMENT, INSTALLATIONS AND IMPROVEMENTS	69
SCHEDULE 9 – PAYMENT DETAILS	70

- II -

3 SHARE SALE AGREEMENT This SHARE SALE AGREEMENT, dated as of August 20 , 2019 (“ Agreement ”), is made between : 1. POET Technologies, Inc . , a company organised under the laws of Ontario, Canada with its principal executive offices at 120 Eglinton Avenue East, Suite 1107 Toronto ON M 4 P 1 E 2 , Canada (“ Seller ”) ; and 2. DenseLight Semiconductor Technology (Shanghai) Co . Ltd . , a company organised under the laws of the People’s Republic of China (“ PRC ”), with its principal executive offices at Room 368 , Section 302 , No . 211 Fute North Road, China (Shanghai) Pilot Free Trade Zone, Shanghai (“ Buyer ”), each a " Party " and jointly, the “ Parties ” . Capitalised terms used herein shall have the respective meanings assigned to such terms in the text of this Agreement or in Section 1 . 1 . RECITALS: (A) WHEREAS, the Seller owns all of the issued and outstanding ordinary shares (“ Sale Shares ”) of Denselight Semiconductors Pte Ltd (being 135 , 042 ordinary shares outstanding as at the date hereof, which number may increase if the Seller undertakes an Intercompany Loan Capitalisation as to be notified to the Buyer on each day of such increase), a company duly incorporated and registered under the laws of Singapore with UEN No . 200004082 G with its registered office at 6 Changi North Street 2 , Singapore 498831 (“ Denselight ”) . (B) WHEREAS, the Sale Shares constitute all the equity interest in Denselight, including all issued and outstanding shares, stock options and other equity - linked securities representing one hundred percent ( 100% ) equity ownership of Denselight . (C) WHEREAS, in connection with the Transaction, the Parties have also agreed to procure the entry into the Ancillary Agreements . (D) WHEREAS, Seller wishes to sell the Sale Shares to Buyer, and Buyer wishes to purchase the Sale Shares from Seller, on the terms and conditions set forth in this Agreement .

4 NOW, THEREFORE, the Parties agree as follows: A GREED TERMS 1. I NTERPRETATION The definitions and rules of interpretation in this Clause apply in this Agreement . 1 . 1 Definitions : Accounts : the audited financial statements of Denselight as of the Accounts Date comprising the individual accounts of Denselight, including the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor's and directors' reports . ACRA : Accounting and Corporate Regulatory Authority of Singapore . Accounts Date : 31 st December, 2018 . Ancillary Agreements : collectively, (i) the Preferred Supply Agreement ; (ii) the Strategic Cooperation Agreement ; and any and all other ancillary agreements hereto in connection with the Transaction herein . Business : the business of Denselight namely the design, manufacture, and delivery of leading photonic optical light source products and solutions to the communications, medical, instrumentations, industrial, defence, and security industries . Business Day : a day other than a Saturday, Sunday or gazetted public holiday in Singapore, Beijing, PRC and Ontario, Canada when banks are open for business . Buyer’s Warranties : shall mean the warranties as set out in Clause 7 and elsewhere in this Agreement given by the Buyer . Claim : a claim for any breach of this Agreement, excluding any claim under the Tax Covenant and Tax Warranties . Closing : the closing of the sale and purchase of the Sale Shares in accordance with this Agreement . Closing Agenda : a document, in agreed form, identifying the documents to be delivered by the Buyer and Seller at Closing and the business to be conducted at board meetings of Denselight held at Closing . Closing Date : has the meaning given in Clause 5 . 2 , subject to such extension as may be permitted pursuant to Clause 5 . 8 (b) , Clause 5 . 9 (b) or Clause 29 . Conditions : the conditions to Closing, being the matters set out in Schedule 2 . Consideration : the consideration for the Sale Shares to be paid by the Buyer in accordance with Clause 4 , comprising the Purchase Price and the Earn - Out Payment . Control : in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person either : (a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

5 (b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate ; and a Change of Control occurs if a person who controls any corporate body ceases to do so or if another person acquires control of it . Dataroom : means the electronic dataroom which was made accessible to the Buyer for the purpose of due diligence . Denselight : Denselight Semiconductors Pte Ltd, a company duly incorporated and registered under the laws of Singapore with company number 200004082 G with its registered office at 6 Changi North Street 2 , 498831 , Singapore . Director : each person who is a director of Denselight, as set out in Schedule 1 . Disclosed : The following are deemed to be disclosed : (a) all matters and documents contained in the Dataroom (copies of the documents in the Dataroom which are saved in a suitable memory device and delivered to the Buyer within 7 Business Days after the date of this Agreement) ; (b) any matter which would be disclosed as a result of an inspection of the statutory registers and books and minute books of Denselight ; (c) any matters, information or documents available at the public registries which are available for public inspection, including : (ii) (iii ) (i) all information and all documents available for public inspection or in respect of which a search may be made at the Registry of Trade Marks in Singapore ; all information and all documents available for public inspection or in respect of which a search may be made on the records maintained by ACRA in Singapore ; and composite litigation and insolvency searches on the Singapore Judiciary's Integrated Electronic Litigation System ; (d) any matters contained in the current constitution of Denselight ; and (e) any matters disclosed in the Disclosure Letter (if any), in each case if and only to the extent to which such matter has been fairly disclosed in good faith with such particulars as would enable the Buyer to identify the nature and scope of such matter and to make a reasonably informed assessment of such matter . Disclosure Letter: Letter(s) containing factual disclosure referred to in this Agreement and specific disclosures against Warranties. Earn - out Payment: the sum to be paid by the Buyer in accordance with Clause 4.2 . Earn - out Revenues: has the meaning set out in Clause 4.2 . Encumbrance : any interest or equity of any person (including any right to acquire, option or right of pre - emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement .

6 Fundamental Warranties : Warranties of the Seller made in Schedule 4 , Part 1 , paragraphs 1 ( Power to Sell Denselight ) and 2 ( Shares in Denselight ) . Governmental Authority : any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi - governmental entity or authority, or any securities exchange, wherever located . Group : in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary from time to time (its holding company) and any other Subsidiaries from time to time of that company or its holding company . Each company in a Group is a member of the Group . Intellectual Property Rights (IPR) : has the meaning given in Schedule 4 , Part 1 , paragraph 16 . 1 . Intercompany Loan Capitalisation : has the meaning given in Schedule 2 , Part A, paragraph 8 . Insolvency Event : occurs in relation to any person when : (a) it is unable to pay its debts as they fall due or it suspends payments due to its creditors (including any class of creditors) or all its liabilities exceed all its assets and such person fails to rectify the same within three months of the occurrence of such event; or (b) (i) an order is granted, (ii) a petition or application is presented or filed with any court of competent jurisdiction or (iii) a resolution is passed for: (x) ( y) (z) it to be wound - up; any arrangement with its creditors or any group of them under which such creditors are to receive less than the full amounts due to them; or the appointment of a liquidator, receiver, administrative receiver, administrator, judicial manager, compulsory manager, trustee, supervisor or other similar or analogous officer or official to be appointed over it or any of its assets, business or undertaking. Interim Period : the period from (and including) the date of this Agreement up to (and including) the Closing Date or, if earlier, the termination of this Agreement in accordance with its terms . IRAS : Inland Revenue Authority of Singapore . Losses : any and all damages, losses, liabilities, fines, penalties, costs, charges and expenses (including without limitation all interest paid in respect of any of the foregoing) but excluding special, indirect, incidental or consequential loss or damage of any kind . Management Accounts : the unaudited consolidated balance sheet, the unaudited consolidated profit and loss account and the unaudited cash flow statements of Denselight (including any notes on them) for the first half of 2019 (period of 6 months ended 30 June 2019 ) . Material Contract : has the meaning given in Schedule 4 , Part 1 , paragraph 11 . 1 .

7 PRC : means the People’s Republic of China, excluding, for the purpose of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan . Preferred Supply Agreement : means the Preferred Supply Agreement between the Seller and Denselight dated on or about the date hereof, or on a date otherwise agreed between the Parties . Properties : has the meaning given in Schedule 4 , Part 1 , paragraph 18 . 1 . Purchase Price : the sum to be paid by the Buyer in accordance with Clause 4 . 1 . Sale Shares : the shares as defined in the first recital, representing 100 % of the equity ownership of Denselight immediately preceding the Closing Date . SGD, S $ or other customary abbreviations thereof : Singapore dollars, the lawful currency of Singapore . Specified Employees : such employees as specified in writing in a list to be provided by the Buyer to the Seller within 7 Business Days after the date of this Agreement . Strategic Cooperation Agreement : means the Strategic Cooperation Agreement between the Seller and Denselight dated on or about the date hereof, or on a date otherwise agreed between the Parties . Subsidiary : in relation to a company wherever incorporated (a holding company), any company in which the holding company (or persons acting on its behalf) directly or indirectly holds or controls either : (a) a majority of the voting rights exercisable at shareholder meetings of that company ; or (b) the right to appoint or remove a majority of its board of directors, and any company which is a Subsidiary of another company is also a Subsidiary of that company's holding company . Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time . Substantiated Claim : a Claim that has been admitted by the Seller or finally adjudicated by an arbitrator, court of competent jurisdiction, or administrative agency . Tax or Taxation: has the meaning set out in Schedule 7, paragraph 1 . Tax Covenant: the tax covenant set out in Schedule 7 . Tax Warranties: the Warranties set out in Schedule 4, Part 2 . Transferring Employee : has the meaning given in Clause 5.3(d)(ii) ; Transaction: the transaction contemplated by this Agreement or any part of that transaction. TSXV: TSX Venture Exchange, the stock exchange on which the Seller is listed. USD, US$ or other customary abbreviations thereof: United States dollars, the lawful currency of the United States of America. Warranties: the warranties given pursuant to Clauses 7 and 8 and set out in Schedule 4 by the Buyer or Seller as the case may be.

8 2. Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement . 3. References to Clauses and Schedules are to the Clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule . 4. The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement . Any reference to this Agreement includes the Schedules . 5. A reference to this Agreement or this Share Sale Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time . 6. Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular . 7. Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders . 8. A person includes a natural person, a corporate or unincorporated body (whether or not having separate legal personality) and that person's successors and permitted assigns . 9. A reference to a party shall include that party's personal representatives, successors and permitted assigns . 10. A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established . 11. A reference to writing or written includes fax but not email (unless otherwise expressly provided in this Agreement) . 12. Any words following the terms including , include , in particular , for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms . 13. Unless otherwise provided, a reference to a law is a reference to it as amended, extended or re - enacted from time to time ; provided that, as between the Parties, no such amendment, extension or re - enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party . 14. Any obligation on a Party not to do something includes an obligation not to allow that thing to be done . 15. References to times of day are, unless the context otherwise requires, to Singapore time and references to a day are to a period of twenty - four hours running from midnight on the previous day .

9 2. C ONDITIONS 1. Closing is subject to and conditional upon the Conditions in Schedule 2 , Part A (“ Buyer’s Conditions Precedent ”) and Schedule 2 , Part B (“Seller’s Conditions Precedent ”) being satisfied (or waived pursuant to Clause 2 . 6 ) by the Closing Date . 2. If any of the Conditions are not satisfied in accordance with Clause 2 . 1 , then unless each unfulfilled Condition is waived pursuant to Clause 2 . 6 , the Party entitled to terminate the Agreement for such non - satisfaction pursuant to Clause 2 . 7 may terminate this Agreement by written notice and such termination shall take effect three Business Days after such notice . Upon termination, this Agreement shall cease to have effect except for : (a) the provisions referred to in Clause 2 . 3 ; and (b) subject to the Clause 9 ( Limitations on Claims ), any rights, remedies, obligations or liabilities of the Parties that have accrued under this Agreement up to the date of termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination . 3. Following termination of this Agreement, the following Clauses shall expressly continue to have effect in addition to the Parties’ respective rights and obligations under any Clause or provision that expressly or by implications in intended to come into or continue in force on or after termination : Clause 1 ( Interpretation ); Clause 2 ( Conditions ); Clause 14 ( Confidentiality and announcements ); Clause 17 ( Entire agreement ); Clause 18 ( Variation and waiver ); Clause 19 ( Costs ); Clause 20 ( Notices ); Clause 26 ( Language ); and Clause 27 ( Governing law and jurisdiction ). 4. The Buyer shall use all reasonable endeavours (so far as lies within its powers so to do) to ensure that the Conditions set out in Schedule 2 , Part A, paragraphs 2 and 3 and Part B, paragraphs 2 and 4 are satisfied as soon as practicable and in any event no later than five Business Days before the Closing Date . The Seller shall use all reasonable endeavours (so far as lies within its powers so to do) to ensure that the Conditions set out in Schedule 2 , Part A, paragraphs 1 , 4 , 5 , 6 , 7 and 8 and Part B, paragraphs 1 and 3 are satisfied as soon as practicable and in any event no later than five Business Days before the Closing Date .

10 5. The Parties shall cooperate fully in all actions necessary to procure the satisfaction of the Conditions, including (but not limited to) the provision by the Parties of all information reasonably necessary to make any application for consent, notification or filing that the either Party deems to be necessary for their purposes or as requested by any relevant authority, keeping the other Party informed of the progress of any notification or filing and providing such assistance as may reasonably be required . For avoidance of doubt, (i) the Seller is put on notice that for the Buyer to proceed with the Transaction it is required to complete filings or obtain approvals, as the case may be, from relevant PRC regulatory authorities in connection with this Transaction, and (ii) the Buyer is put on notice that the Seller will be required to issue press releases to the public, a circular to its shareholders and filings with the TSXV, each of which would include a disclosure of this Agreement and any other definitive agreements or key parts of them (including where relevant the Ancillary Agreements), but the Seller shall not issue such press releases, circular or filings without consultation in good faith with the Buyer and provided that no information relating to the Buyer and Buyer’s Group shall be included in such press releases, circular or filings without the Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed beyond 3 Business Days) . Notwithstanding anything in this Agreement, the Buyer shall not owe any duty to any of the Seller or its directors, officers and shareholders to ensure that any such press releases, circular, filings or any other document issued by or on behalf of the Seller does not make any untrue statement of a material fact or does not omit to state a material fact necessary in order to make the statement made in such press releases, circular, filings or other document, in the light of the circumstances under which they were made, not misleading . 6. The Buyer may, to such extent it thinks fit (in its absolute discretion) and is legally entitled to do so, waive in whole or in part any of the Conditions in Schedule 2 , Part A by written notice to the Seller ; and the Seller may, to such extent it thinks fit (in its absolute discretion) and is legally entitled to do so, waive in whole or in part any of the Conditions in Schedule 2 , Part B by written notice to the Buyer, provided that the Conditions in Schedule 2 , Part B, paragraphs 1 and 3 may be waived only by the mutual agreement of the Buyer and the Seller . 7. Any non - satisfaction of : (a) each of the Conditions in Schedule 2 , Part A may be relied upon to terminate this Agreement only by the Buyer ; (b) each of the Conditions in Schedule 2 , Part B, paragraphs 2 and 4 may be relied upon to terminate this Agreement only by the Seller ; and (c) each of the Conditions in Schedule 2 , Part B, paragraphs 1 and 3 may be relied upon to terminate this Agreement only by the mutual agreement of the Buyer and the Seller, provided that a Party may not terminate this Agreement upon the non - satisfaction of any Condition if such Condition has not been satisfied or has become incapable of satisfaction as a result of a failure by such Party to comply with its obligations under this Agreement .

11 3. S ALE AND PURCHASE 1. On the terms of this Agreement and subject to the Conditions, the Seller shall sell and the Buyer shall buy from the Seller the Sale Shares, together with all rights that attach (or may in the future attach) to such Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Closing Date . 2. The Seller covenants with the Buyer that : (a) it has the right to sell the Sale Shares on the terms set out in this Agreement; (b) it shall do all it can to give the Buyer the full legal and beneficial title to the Sale Shares; (c) it sells its Sale Shares free from all Encumbrances on Closing Date; (d) it shall not require Denselight to issue any share capital (except pursuant to the Intercompany Loan Capitalisation) or create an Encumbrance affecting any unissued shares or debentures or other unissued securities of Denselight ; (e) no commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of Denselight) ; and (f) the execution, delivery and performance by it of this Agreement do not require the approval or consent of, or any filing with, any Governmental Authority or agency in the United States of America, Canada or Singapore SAVE FOR the lodgement of the share transfer with ACRA and e - stamping of the share transfers with IRAS and the review and approval of the Transaction by the TSXV . 4. P AYMENTS 1. Payments . The Buyer shall pay to the Seller a sum of USD twenty eight million (USD 28 , 000 , 000 ), out of which USD twenty six million (USD 26 , 000 , 000 ) is the purchase price for the Sale Shares ( "Purchase Price" ) and USD two million (USD 2 , 000 , 000 ) is the transaction expenses which shall be paid by the Seller to the Buyer’s financial adviser, Oak Capital Investment Company Limited . The payments will be made in accordance with the details in Schedule 9 . 2. Earn - Out Payment . A further USD four million (USD 4 , 000 , 000 . 00 ) (" Earn - out Payment ”) will be paid by the Buyer to the Seller if Denselight achieves earn - out revenues (“ Earn - out Revenues ”) of USD nine million (USD 9 , 000 , 000 . 00 ) or more within the period commencing on January 1 , 2019 and expiring on December 31 , 2019 (“ FY 19 ”) at a gross profit margin level of no less than 57 . 7% (i . e . , no less than 95 % of that for the financial year commencing on January 1 , 2018 and ended on December 31 , 2018 (“ FY 18 ”)), and for the purpose of recording and recognising Earn - out Revenues and the gross profit margin level of FY 19 , the same principles, methods and standards as applied for the auditor's report of FY 18 for Denselight shall be applied for FY 19 . The Buyer will pay Seller the Earn - out Payment within 3 Business Days after the Earn - out Revenues and gross profit margin have been met as confirmed by Denselight’s auditor in writing .

12 5. C LOSING 1. Closing shall take place on the Closing Date at such place or time agreed by the Parties. 2. In this Agreement, Closing Date means on or before October 31, 2019, or such other date mutually agreed by the Parties. 3. The Seller: (a) undertakes to the Buyer that at all times during the Interim Period the Business of Denselight shall be conducted in the manner provided in Schedule 3 ; (b) gives the Buyer the undertakings set out in Schedule 3 during the Interim Period ; (c) shall, up to the Closing Date, procure Denselight to comply with the undertakings set out in Schedule 3 as if it were a party to this Agreement ; (d) shall : (ii) (iii) (i v ) (i) not, and shall procure that none of the members of the Seller’s Group shall, during the Interim Period, either alone or together with any other person, without the prior written consent of the Buyer, directly or indirectly, solicit or endeavour to entice away, offer employment to or employ, or offer or conclude any contract for services with, any employee of Denselight as at the date of this Agreement (except for such employees whose names are set out in a list mutually agreed in writing between the Seller and the Buyer no later than 7 Business Days after the date of this Agreement, or on a date otherwise agreed) ; as soon as reasonably practicable after the date of this Agreement, and in any case no later than 7 Business Days prior to Closing, deliver to the Buyer the termination letter or resignation letter in respect of each such relevant identified employees of Denselight (being a subset of those whose names are set out in the list under Clause 5 . 3 (d)(i) ) (such relevant identified employees, “ Transferring Employees ”) ; deliver to the Buyer a written statement (in a form to be mutually agreed between the Buyer and the Seller) from each Transferring Employee that he/she waives any and all claims which he/she may have against Denselight in connection with his/her employment with Denselight ; and subject to Closing, indemnify and hold harmless the Buyer or, as the Buyer may direct, Denselight from and against any and all Losses which the Buyer or Denselight may at any time and from time to time sustain, incur or suffer as a result of or arising out of the termination of employment of such Transferring Employees ;

13 (e) undertakes to : (i) provide, or procure Denselight to provide, such net working capital information, numbers and such documents as to show in reasonable details the workings of the Seller in preparing such net working capital information for the period from February 3 , 2019 up to the latest date for which such information is available, such latest date not being earlier than 14 days prior to Closing Date ; and (ii) provide such information in paragraph (i) above no later than seven days prior to Closing for the Buyer’s review, so as to allow the Buyer to assess the Seller’s compliance with the Condition in Schedule 2 , Part A, paragraph 4 ( Working Capital ) ; and (f) shall, in respect of the domain name, www . denselight . com (“ Domain Name ”) : (ii) (i) perform acts and execute documents as are necessary, in the opinion of Buyer, to complete the transfer of the Domain Name, as soon as possible but in any case before Closing, to Denselight ; and assist in the resolution of any question raised or request made by any domain name registrar concerning the transfer of the Domain Name to Denselight, until Denselight has absolute control over, and the ability to change without reference to any person, the name of the person reflected as the registrant or owner of the Domain Name, in WHOIS searches carried out at a website operated by the relevant domain name registrar for that Domain Name . 4. At Closing, the Seller shall : (a) transfer the Sale Shares in such form as is necessary for the Buyer to acquire legal ownership of the Sale Shares in accordance with the laws of Singapore ; (b) deliver (or cause to be delivered) all other documents identified in the Closing Agenda as documents to be delivered by the Seller at Closing ; and (c) deliver a certificate, in agreed form, signed by a duly authorised director of the Seller confirming that : (ii) (iii ) (i) at the Closing Date, each of the Fundamental Warranties is true and accurate and not misleading ; at the Closing Date, except as Disclosed, each of the Seller’s warranties in Schedule 4 (other than the Fundamental Warranties) is true and accurate and not misleading in all material respects (with the foregoing materiality standard not to be construed in a manner giving duplicative effect to any materiality standard contained in the terms of such Seller's warranties) ; during the period commencing on the date of this Agreement and ending on the Closing Date, Clause 5 . 3 has been complied with in all material respects ; and

(iv) the Conditions in **Schedule 2, Part A, paragraph 4** (*Working Capital*), **paragraph 9** (*Seller's Warranties and Undertakings*) and **paragraph 10** (*No Material Adverse Change*) have been complied with.

5.5 At Closing, the Buyer shall:

(a) pay the sums set out in **Schedule 9** due to be paid on the Closing Date by transfer of funds for same day value;

(b) deliver (or cause to be delivered) all other documents identified in the Closing Agenda as documents to be delivered by the Buyer at Closing.

5.6 The Buyer agrees that, on or prior to but with effect from Closing, Denselight shall enter into a Preferred Supply Agreement and a Strategic Cooperation Agreement, substantially in the form agreed between the Parties and governed by Singapore law, which shall contain the following material terms:

(a) Preferred Supply Agreement:

(i) Denselight shall exert commercially reasonable efforts to reserve and dedicate capacity to meet and satisfy the Seller's commercial volume product sales die demand (and other goods and services, as the case may be), for a period of two years from the Closing Date;

(ii) The Seller shall provide Denselight with annual customer demand forecasts, reviewed and updated quarterly;

(iii) Denselight will provide reasonable notice of not less than six (6) months to the Seller if Denselight is unable to meet the supply demands of the Seller. Seller shall not be precluded from manufacturing the products itself or from utilizing alternate suppliers;

(iv) The quality metrics of the product to be sold by Denselight to the Seller will be mutually agreed upon from time to time, and will be set out in the Preferred Supply Agreement;

(v) Denselight will provide epitaxial wafer processing services (Fab A, Fab B and APT processing) to the Seller at commercially reasonable terms for the Seller's consigned epitaxial wafers, provided that the services and output is not competitive to or in conflict with Denselight's products and core business. The output of such services (finished InP active devices based on the Seller's consigned epitaxial wafers) would be for the sole use by the Seller for its optical interposer products, and cannot be marketed or sold by Denselight or its Group; and

(vi) Denselight will quote (aa) a preferential cost-plus fixed price for commercial volume product sales components to the Seller for one year after the Closing Date, and (bb) commercially reasonable terms after the first one year, in each case based upon agreed minimum order quantity; and

14

15 (b) Strategic Cooperation Agreement (ii) (iii) (i) Upon request by the Seller and mutual agreement on the terms, Denselight shall be a distributor for the Seller and for certain of the Seller's products to companies based in the PRC ; Denselight will continue work on certain development projects identified in the Strategic Cooperation Agreement, with ownership over such projects to be jointly owned with the Seller, until their natural completion, or until end June 2020 , whichever occurs sooner ; Denselight will offer test services to the Seller at a cost - plus basis, subject to capacity availability, for one year after the Closing Date ; and (i v ) The Seller may provide optical interposer solutions to Denselight for Denselight’s sensing market after the Closing, subject to a NRE cost - plus fee at reasonable commercial terms, it being acknowledged by the Parties that in the event of any inconsistency or difference in wording or interpretation between this Agreement and each of the Preferred Supply Agreement and the Strategic Cooperation Agreement in respect of the terms of such Preferred Supply Agreement and the Strategic Cooperation Agreement, each of the Preferred Supply Agreement and the Strategic Cooperation Agreement shall prevail . 7. The Parties may enter into a consultancy services agreement under which Poet will designate Suresh Venkatesan to provide the consultancy services to Buyer or Denselight for an initial period of one year from the Closing Date (subject to extension) . The Parties shall mutually agree on the terms of such consultancy services agreement or any extension thereof . 8. If the Buyer does not comply with its obligations in Clause 5 . 5 in any respect or its obligations in Clause 5 . 6 in any material respect the Seller may (without prejudice to any other rights or remedies it may have) : (a) proceed to Closing; (b) defer Closing to a date after the date on which Closing would otherwise have taken place; or (c) terminate this Agreement by notice in writing to the Buyer. 9. If the Seller does not comply with its obligations in Clause 5 . 3 and/or 5 . 4 in any respect the Buyer may (without prejudice to any other rights or remedies it may have) : (a) proceed to Closing; (b) defer Closing to a date after the date on which Closing would otherwise have taken place; or (c) terminate this Agreement by notice in writing to the Seller.

16 10. Employees The Parties acknowledge and agree that it is the commercial intention of the Buyer to retain all the employees of Denselight to the extent reasonably practicable (excluding the Transferring Employees) and, in particular, certain Specified Employees which the Buyer considers to be key to the business of Denselight . 11. Non - Solicitation The Parties agree as follows : (a) All Employees : subject to Closing and Clause 5 . 11 (c) , for a period of twelve (12) months from the Closing Date, the Seller shall not, and shall procure that none of the members of the Seller’s Group shall, either alone or together with any other person, without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), directly or indirectly, solicit or endeavour to entice away, offer employment to or employ, or offer or conclude any contract for services with : (i) any employee of Denselight as at the Closing Date (excluding any Transferring Employee) ; or (ii) any employee of Denselight who has voluntarily left his or her employment in the 6 - month period immediately preceding the Closing Date ; (b) Specified Employees : subject to Closing and Clause 5 . 11 (c) , for a period of three (3) years from the Closing Date, the Seller shall not, and shall procure that none of the members of the Seller’s Group shall, either alone or together with any other person, without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), directly or indirectly, solicit or endeavour to entice away, offer employment to or employ, or offer or conclude any contract for services with, any Specified Employee ; (c) nothing in Clauses 5 . 11 (a) and 5 . 11 (b) shall apply : (i) (ii) to solicitations made by job opportunity advertisements directed to the general public rather than targeting any particular employee or Specified Employee ; or with respect to any employee or Specified Employee who has been terminated by its employer, or has voluntarily left his or her employment, more than six (6) months prior to such solicitation ; and (d) each Party agree that it considers that the restrictions contained in this Clause 5 . 11 are no greater than is reasonable and necessary for the protection of the legitimate business interest of the Buyer but, if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable .

17 6. R EIMBURSEMENTS Capital Equipment 1. The Buyer agrees and accepts that the Seller has advanced funds to Denselight for capital equipment, specialised installation of such capital equipment and capital improvements, as listed in Schedule 8 , for Denselight's benefit since February 3 , 2019 (" Capital Equipment, Installation and Improvement Fees ") . The Parties agree that any further advancement of funds by the Seller for capital equipment, specialised installation of capital equipment and capital improvements during the Interim Period shall require the prior written consent of the Buyer . 2. No later than 1 month prior to the Closing Date, the Seller shall deliver to the Buyer : (a) a list of all capital equipment and installations and the total Capital Equipment, Installation and Improvement Fees expended by the Seller as of Closing Date, together with the purchasing contracts and/or invoices related to the payment of such Capital Equipment, Installation and Improvement Fees ; and (b) a monthly repayment schedule for the Capital Equipment, Installation and Improvement Fees to be reimbursed to the Seller in full by December 1 , 2020 by equal monthly payments commencing on December 1 , 2019 or on the first day of the month immediately following the Closing Date (if the Closing Date is later than December 1 , 2019 ) . 3. The Buyer undertakes to direct Denselight to reimburse the Seller the sum of the Capital Equipment, Installation and Improvement Fees according to the monthly repayment schedule in Clause 6 . 2 (b) . 4. Notwithstanding any other provision in this Agreement, the Parties agree that the Capital Equipment, Installation and Improvement Fees are capped at U . S . Dollars two million and four hundred thousand (USD 2 , 400 , 000 ), and shall only be payable if accompanied by purchasing contracts and/or paid invoices that have been verified in the timely manner and in good faith jointly by Buyer and Seller (or Buyer and Denselight, as the case may be) . Set Off 5. Any sum due to or claimed by the Seller in respect of the Capital Equipment, Installation and Improvement Fees or otherwise in this Agreement may be set off by the Seller against any sum payable by Seller to the Buyer or Denselight under this Agreement or any Ancillary Agreement . 6. Any sum due to the Buyer in respect of a Substantiated Claim for Losses arising from a breach of this Agreement may be set off by the Buyer against any sum payable by the Buyer to the Seller under this Agreement .

18 7. W ARRANTIES A ND U NDERTAKINGS OF T HE B UYER 1. The Buyer warrants to the Seller that : (a) It has full authority and capacity to enter into, execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated by this Agreement ; (b) Buyer is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation or organisation, having full corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement (subject to the approvals pursuant to Schedule 2 , Part A, paragraphs 2 and 3 ) ; (c) The Buyer’s obligations under this Agreement are valid, legally binding and enforceable in accordance with its terms ; (d) Buyer is carrying on businesses in material compliance with all applicable laws and regulations ; (e) Its execution and delivery of this Agreement and the performance by Buyer of its obligations and the consummation of the transactions contemplated by this Agreement have been duly authorised by all necessary corporate or other action of Buyer (subject to the approvals pursuant to Schedule 2 , Part A, paragraphs 2 and 3 ) ; (f) There are no material claims, actions and/or proceedings pending or threatened against the Buyer that would materially restrict or affect the Buyer’s ability to perform its obligations under this Agreement ; and (g) Neither the execution nor performance by the Buyer of this Agreement nor any transactions contemplated under this Agreement will violate any provision of its constitutive documents, any order, writ, injunction or decree of any regulatory authority of the PRC applicable to the Buyer or its assets, or any agreement or instrument to which the Buyer is a party or by which the Buyer or its assets are bound . (h) Insolvency (i) The Buyer :  is not insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to the Buyer ; and  has not stopped paying its debts as they fall due. (ii) No step has been taken in any jurisdiction to initiate any process by or under which:  the ability of the creditors of the Buyer to take any action to enforce their debts is suspended, restricted or prevented ;  some or all of the creditors of the Buyer accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Buyer ;

19  a person is appointed to manage the affairs, business and assets of the Buyer on behalf of its creditors ; or  the holder of a charge over all or any of the assets of the Buyer is appointed to control the business and/or all or any assets of the Buyer . (iii ) No process has been instituted which could lead to the Buyer being dissolved and its assets being distributed among its creditors, shareholders or other contributors . (i) Disputes and investigations (i) Neither the Buyer, nor any person for whom the Buyer is vicariously liable:   is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or government body, department, board, agency or authority (except for debt collection in the normal course of business) that would materially restrict or affect the Buyer’s ability to perform its obligations under this Agreement ; or is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body or stock exchange of the PRC that would materially restrict or affect the Buyer’s ability to perform its obligations under this Agreement . (ii) (iii) (i v) No director of the Buyer is, to the extent that it relates to the business of the Buyer, engaged in or subject to any of the matters mentioned in Clause 7 . 1 (i)(i) above . No proceedings, investigation or inquiry as are mentioned in paragraph Clause 7 . 1 (i)(i) or (ii) above have been threatened or are pending, and as far as the Buyer is aware there are no circumstances likely to give rise to any such proceedings, investigation or inquiry . The Buyer is not affected by any existing or pending judgments or rulings and has not given any undertakings arising from legal proceedings to any court, governmental agency, regulator, third party or authority that would materially restrict or affect the Buyer’s ability to perform its obligations under this Agreement . 2. The Seller enters into this Agreement on the basis of, and in reliance on, the Buyer’s Warranties set forth in this Clause 7 . The Buyer warrants and represents to the Seller that each Buyer’s Warranty is true and not misleading on the date of this Agreement . 3. The Buyer’s Warranties are deemed to be repeated on each day up to and including the Closing Date and any reference made to the date of this Agreement (whether express or implied) in relation to any Buyer’s Warranty shall be construed, in relation to any such repetition, as a reference to each such day .

20 4. The Buyer shall not do or omit to do anything which would, at any time before or at Closing, be inconsistent with any of the Buyer’s Warranties, breach any Buyer’s Warranty or make any Buyer’s Warranty untrue or misleading . 5. If at any time during the Interim Period, the Buyer becomes aware that a Buyer’s Warranty has been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, it must immediately notify the Seller in writing of the occurrence and in sufficient detail to enable the Seller to make an accurate assessment of the situation . 6. If at any time during the Interim Period it becomes apparent that a Buyer’s Warranty in Clause 7 . 1 has been breached such that the Buyer’s ability to perform its obligations under this Agreement is materially restricted or affected, the Seller may (without prejudice to any other rights it may have in relation to the breach) : (a) terminate this Agreement by notice in writing to the Buyer ; or (b) proceed to Closing . 7. Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or any other provision of this Agreement . 8. W ARRANTIES OF THE S ELLER 1. Save as Disclosed, the Buyer enters into this Agreement on the basis of, and in reliance on, the Warranties set forth on Schedule 4 . 2. The Seller warrants and represents to the Buyer that each of the Seller’s Warranties is true and not misleading on the date of this Agreement . 3. The Seller’s Warranties are deemed to be repeated on each day up to and including the Closing Date and any reference made to the date of this Agreement (whether expressed or implied) in relation to any such Warranty shall be construed, in relation to any such repetition, as a reference to each such day . 4. The Seller shall not do or omit to do anything which would, at any time before or at Closing, be inconsistent with any of the Seller’s Warranties, breach any such Warranty or make any such Warranty untrue or misleading . 5. If at any time during the Interim Period, the Seller becomes aware that a Seller’s Warranty has been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, it must immediately notify the Buyer in writing of the occurrence and in sufficient detail to enable the Buyer to make an accurate assessment of the situation . 6. If at any time during the Interim Period it becomes apparent that a Fundamental Warranty or a Warranty in Schedule 4 , Part 1 , paragraphs 4 ( Information ), 5 ( Compliance with Laws ), 6 ( Licences and Consents ), 8 ( Disputes and Investigations ), 13 ( Insolvency ), 16 ( Intellectual Property ), 17 ( Employment ), 19 ( Accounts ), 20 ( Financial and other Records ) and 22 ( Changes since Accounts Date ) has been breached, the Buyer may (without prejudice to any other rights it may have in relation to the breach) : (a) terminate this Agreement by notice in writing to the Seller ; or (b) proceed to Closing .

21 7. Warranties qualified by the expression so far as the Seller is aware or to the best of the knowledge and information of the Seller (or any similar expression) are deemed to include the actual awareness and knowledge of the Seller's directors and of Suresh Venkatesan, Thomas Raymond Mika and Rajan Rajgopal, in each case having made such due and careful inquiries as are reasonable in the circumstances before giving the relevant Warranty . 8. Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or any other provision of this Agreement . 9. L IMITATIONS ON C LAIMS 1. Nothing in this Agreement operates to limit or exclude any liability for fraud, willful misconduct, willful concealment or intentional misrepresentation by the Seller . Liability for a Claim that arises as a result of fraud, willful misconduct, willful concealment or intentional misrepresentation by the Seller shall be limited to the Loss suffered by the Buyer . 2. Other than as set forth in Clause 9 . 1 , this Clause limits the liability of the Seller in relation to any Claim for breach of this Agreement including, without limitation, any Claims for breach of the terms, conditions, Warranties, representations, covenants and any indemnities (including, without limitation the Indemnities under Clause 11 ) but excluding any claim under the Tax Covenant and Tax Warranties . 3. Other than as set forth in Clause 9 . 1 , the maximum aggregate liability of the Seller in respect of any and all Claims (other than Claims in respect of a breach of a Fundamental Warranty) shall not exceed USD 13 , 000 , 000 , being 50 % of the Consideration, plus (without double - counting) interest pursuant to Clause 28 , provided that the maximum aggregate liability of the Seller in respect of any and all Claims described in Clauses 9 . 3 and 9 . 4 shall not exceed the Consideration plus (without double - counting) interest pursuant to Clause 28 . 4. Fundamental Warranty : Other than as set forth in Clause 9 . 1 , the maximum aggregate liability of the Seller in respect of any and all Claims in respect of a breach of a Fundamental Warranty shall not exceed the Consideration plus (without double - counting) interest pursuant to Clause 28 , provided that the maximum aggregate liability of the Seller in respect of any and all Claims described in Clauses 9 . 3 and 9 . 4 shall not exceed the Consideration plus (without double - counting) interest pursuant to Clause 28 . 9 . 5 De Minimis Claims : The Seller shall not be liable in respect of any Claim (other than Claims made in respect of a breach of a Fundamental Warranty or Claims made pursuant to Clause 9 . 6 ) made against it unless the aggregate amount of damages or payment to which the Buyer would, but for this Clause 9 . 5 , be entitled under such Claim and any and all other Claims, whether or not arising from the same or similar fact, matter or circumstance, exceeds USD 250 , 000 .

22 6. Capital Equipment : In the case of any single Claim arising from a breach of the Seller’s Warranty in Schedule 4 , Part 1 , paragraph 14 . 3 . 1 ( good working order ) (and not any other clause of this Agreement), with respect to existing capital equipment as at the date hereof (but excluding any capital equipment purchased on or after 3 February 2019 ) (“ Existing Capital Equipment ” for the purpose of this Clause), the Seller shall not be liable in respect of any such Claim unless the amount of damages or payment to which the Buyer would, but for this Clause 9 . 6 , be entitled under such Claim exceeds USD 250 , 000 . For the avoidance of doubt, any Claim with respect to Existing Capital Equipment arising from a breach of any other Warranty other than Schedule 4 , Part 1 , paragraph 14 . 3 . 1 shall not be bound by this Clause 9 . 6 . 7. Where the aggregate amount of damages in respect of all Claims made against the Seller referred to in Clause 9 . 5 above exceeds USD 250 , 000 , the Seller shall be liable only for the amount of damages in excess of such amount for all such Claims . 8. Where the aggregate amount of damages in respect of all Claims made against the Seller referred to in Clause 9 . 6 above exceeds USD 250 , 000 , the Seller shall be liable only for the amount of damages in excess of such amount for all such Claims . 9. The Seller is not liable for any Claim to the extent that the Claim : (a) relates to matters Disclosed ; or (b) relates to any matter specifically and fully provided for in the Accounts . 10. The Seller is not liable for a Claim unless the Buyer has given the Seller notice in writing of the Claim, summarising the nature of the Claim as far as it is known to the Buyer and the amount claimed, within : (a) in the case of a Claim made in connection with the Fundamental Warranties, the period of five (5) years beginning with the Closing Date; (b) in the case of a claim under the Tax Covenant or Tax Warranties, the period of five (5) years beginning with the Closing Date; and (c) in all other cases, the period of eighteen (18) months beginning with the Closing Date. 1 0 . 11. The survival limitations set forth in Clause 9 . 10 above do not apply to any Claim that arises or is delayed as a result of fraud, wilful misconduct or wilful concealment by the Seller . 12. The Buyer is not entitled to recover damages or otherwise obtain restitution more than once in respect of the same Loss . T AX C OVENANT The provisions of Schedule 7 apply in this Agreement in relation to Taxation.

23 11. I NDEMNITIES 1. Subject to Clause 9 , the Seller undertakes to indemnify, and to keep indemnified, the Buyer and Denselight against all Losses, which may be suffered or incurred by any of them and which arise directly or indirectly in connection with any material inaccuracy in or material breach of any Warranties made by the Seller under this Agreement . 2. A claim under this Clause 11 shall include : (a) an amount in respect of all costs and expenses incurred by the Buyer or Denselight (as the case may be) in bringing such claim ; and (b) any amount necessary to ensure that, after any Taxation of the payment, the Buyer or Denselight, as the case may be, is left with the same amount it would have had if the payment was not subject to Taxation . 12. F AIR R ESTRAINTS 1. In this clause, the following words and expressions shall have the following meanings : Restricted Business: Restricted Customer: 12 . 2 The Buyer covenants that it shall procure that Denselight and Denselight's Group shall not, without the Seller’s consent, at any time during the period of two (2) years commencing on the Closing Date carry on or be engaged in a Restricted Business . REDACTED - COMPETITIVELY SENSITIVE INFORMATION REDACTED - COMPETITIVELY SENSITIVE INFORMATION

13. OPTICAL INTERPOSER PRODUCT CARVE-OUT AND DENSELIGHT IPR

13.1 In this clause, the following words and expressions shall have the following meanings:

Optical Interposer Technology: such novel dielectric waveguide technology that is owned by the Seller, that allows the integration of customized or specifically designed electronic and photonic devices into a single multi-chip module.

13.2 For the avoidance of doubt, as agreed by the Parties, the Optical Interposer Technology is not the subject of the Transaction save as expressly provided for under this Agreement. The Seller reserves all its rights (including all Intellectual Property Rights) to the Optical Interposer Technology and nothing in this Agreement shall be construed to transfer any ownership interest in the Optical Interposer Technology or the rights thereto to the Buyer or Denselight. Any Restricted Customer who is at Closing, or who has been at any time during the period of two (2) years immediately preceding the Closing Date, a client or customer of, or in the habit of dealing with, Denselight, Seller or any member of the Seller's Group, in respect of the Optical Interposer Technology, shall be insofar as between the Seller, the Buyer and Denselight, the sole customer of the Seller and the Seller's Group for the Optical Interposer Technology. "**Restricted Customer**" shall have the meaning ascribed to it in **Clause 12.1**.

13.3 In furtherance of **Clause 13.2**, the Buyer covenants that it shall procure that Denselight and any member of Denselight's Group shall direct any and all queries, notices, correspondences, enquiries, invitations, offers and other communications whether electronic, teleconference or otherwise from the Restricted Customers so caught by **Clause 13.2** to the Seller for further attention, and to refrain from actively engaging with said Restricted Customer in relation to the Optical Interposer Technology as much as reasonably possible in the circumstances.

13.4 **Denselight IPR**: Parties acknowledge and agree that, with the exception of the Optical Interposer Technology, Denselight shall own all rights, title and interests (including Intellectual Property Rights) in all products, technologies, processes and Know-how used by or on behalf of Denselight as at the Closing Date

REDACTED - COMPETITIVELY SENSITIVE INFORMATION

24

25 14. C ONFIDENTIALITY AND ANNOUNCEMENTS 1. Subject to the provisions of this Clause 14 (including without limitation to Clause 14 . 6 ), the Parties agree that the transaction contemplated by the terms hereof shall remain and be kept confidential, and that any press release or announcement to third parties shall be made by mutual agreement of the Parties only or as required by applicable securities laws . 2. Buyer undertakes to Seller that it shall : (a) keep confidential the terms of this Agreement and all confidential information or trade secrets in its possession concerning the technology, business, affairs, customers, clients or suppliers of Seller ; (b) not disclose any of the information referred in Clause 14 . 2 (a) in whole or in part to any third party, except as expressly permitted by this Clause 14 ; and (c) not make any use of any of the information referred in Clause 14 . 2 (a) , other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement . 3. Nothing in this Agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Closing, of any Intellectual Property Rights owned by Denselight . 4. Notwithstanding any other provision of this Agreement, no Party is required to keep confidential or to restrict its use of any information that : (a) is or becomes public knowledge or otherwise generally available to the public (other than as a direct or indirect result of the information being disclosed in breach of this Agreement) ; (b) that the Parties agree in writing is not confidential ; or (c) was, is or becomes available to the receiving party on a non - confidential basis from a person who, to the receiving Party's knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving Party . 5. Any of the Parties may disclose any information that it is otherwise required to keep confidential under this Clause 14 : (a) to those of its employees, officers, consultants, representatives or advisers (or those of any member of its Group) who need to know such information to enable them to advise on this Agreement, or to facilitate the Transaction, PROVIDED THAT the Party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to the information disclosed to him, comply with the obligations set out in this Clause 14 as if the recipient were that party . The Party making a disclosure under this Clause shall, at all times, be liable for any failure by its recipients to comply with the obligations set out in this Clause ; (b) with the prior consent in writing of the other Party ;

26 (c) to confirm either that the Transaction has taken place, or the Closing Date, but without otherwise revealing any other terms of the Transaction or making any other announcement ; or (d) to the extent that the disclosure is required : (ii) (iii) (i v ) (i) by the laws of any jurisdiction to which the disclosing party is subject ; by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any taxation authority or securities exchange of competent jurisdiction, provided that such order falls within the legal scope of authorization or remit of such court, body, authority or exchange ; to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, tax authority or securities exchange of competent jurisdiction ; under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted ; or (v) to protect the disclosing party's interest in any legal proceedings, 1 5 . PROVIDED that in each case (and to the extent it is legally permitted to do so) the Party making the disclosure gives the other Party as much notice of such disclosure as possible . 6. Subject to Clause 14 . 7 , no Party shall make, or permit any person to make, any public announcement, communication or circular (an announcement) concerning this Agreement or the Transaction without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed) . 7. Nothing in Clause 14 . 6 shall prevent any Party from making an announcement required by law or any Governmental Authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other Party and takes into account the reasonable requests of the other Party in relation to the content of such announcement before it is made . 8. This Clause shall continue to have effect for the period of two (2) years following the Closing Date . F URTHER ASSURANCE The Parties shall (at their own expense) promptly execute and deliver such documents and perform such acts as the other Party may reasonably require from time to time for the purpose of giving full effect to this Agreement .

27 16. A SSIGNMENT 1. Subject to the further provisions of this Clause 16 , no Party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement (or any other document referred to in it), with the exception that the Buyer may, and the Seller shall take all such actions as are reasonably required for the Buyer to, novate all of the Buyer’s rights, benefits and obligations under or in connection with this Agreement to a direct or indirect affiliate by written notice at least five Business Days prior to Closing, subject to the Buyer issuing a guarantee in favour of the Seller in respect of and as surety for all of the assignee's obligations under this Agreement . 2. Each Party confirms it is acting on its own behalf and not for the benefit of any other person . 17. E NTIRE AGREEMENT 1. This Agreement constitutes the entire agreement between the Parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter . 2. Nothing in this Agreement operates to limit or exclude any liability for fraud or intentional misrepresentation by the Seller . 18. V ARIATION AND WAIVER 1. No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives) . 2. A waiver of any right or remedy under this Agreement or by law is only effective if it is given in writing . Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default . 3. A failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy . No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy . 19. C OSTS 1. Save as otherwise stated in this Agreement each Party shall pay its own costs and expenses incurred in connection with the Transaction, including the negotiation, preparation and execution of this Agreement (and any documents referred to in it) . 2. Subject to Clause 19 . 3 , if Closing does not take place by the Closing Date for any reason whatsoever, the Buyer shall pay through Jingtian & Gongcheng, the fees and expenses and taxes thereon of the relevant third party consultants appointed by the Buyer (being Deloitte and Touche, Jingtian & Gongcheng, Allen & Gledhill LLP and Blake, Cassels & Graydon LLP only) (such fees and expenses and taxes thereon, “ Diligence Fees ” for the purpose of this Clause 19 ) .

28 3. If Closing does not take place by the Closing Date solely due to the Seller being unable to obtain the shareholder approval referred to in Schedule 2 , Part B, paragraph 1 , the Seller shall pay the fees of the relevant third party consultants appointed by the Buyer and reimburse the Buyer for the Diligence Fees . 4. If Closing takes place by the Closing Date, the Transaction's Diligence Fees only shall be paid for by the financial advisors to the Transaction, Oak Capital Investment Company Limited and its parent company China Prosper Group, notwithstanding Clause 19 . 1 . 5. The Buyer shall be responsible to attend to stamping and to pay stamp duty on the Transaction . 20. N OTICES 1. A notice given to a Party under or in connection with this Agreement : (a) shall be in writing and in English (or be accompanied by an accurate translation into English) ; (b) shall be signed by or on behalf of the Party giving it ; (c) shall be sent to the relevant Party for the attention of the person and to the address or fax number specified in Clause 20 . 2 , or to such other address, fax number or person as that party may notify to the other in accordance with Clause 20 . 3 ; (d) shall be :  delivered by hand;  sent by fax;  sent by pre - paid recorded delivery or special delivery ; or  sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent) ; and  is deemed received as set out in Clause 20.4 . 2. The addresses and fax numbers for service of notices are: Seller Poet Technologies Inc. (a) address: 120 Eglinton Avenue East, Ste 1107, Toronto, Ontario M4P 1E2, Canada (b) for the attention of: Suresh Venkatesan (c) fax number: 416 - 861 - 0749 with copy to: - Poet Technologies Inc. (US Office) (a) address: 780 Montague Exp., Ste 107m San Jose, CA 95131, USA (b) for the attention of: Thomas Mika

29 Buyer DenseLight Semiconductor Technology (Shanghai) Co. Ltd. (a) address: 1901, China World Office 2, No. 1 Jian Guo Men Wai Ave., Beijing 100004, China (b) for the attention of: Jianxiong Li (Julian Lee) (c) fax number: +86 10 6530 5235 with copy to Buyer's financial adviser: - Oak Capital Investment Company Limited (a) address : 14 th Floor, South China Building 1 - 3 Wyndham Street, Central, Hong Kong (b) for the attention of : Ms . Grace Cheung, Secretarial Manager (c) fax number : (852) 2868 - 0708 3. A Party may change its details for service of notices in Clause 20 . 2 by giving notice in writing to the other Party . Any change notified pursuant to this Clause shall take effect at 9 . 00 am on the later of : (a) the date (if any) specified in the notice as the effective date for the change ; or (b) five Business Days after deemed receipt of the notice of change . 4. Delivery of a notice is deemed to have taken place (provided that all other requirements in this Clause 20 have been satisfied) : (a) if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; (b) if sent by fax, at the time of transmission; (c) if sent by pre - paid airmail to an address outside the country from which it is sent, at 9.00 am on the seventh Business Days after posting; (d) if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address ; or (e) if deemed receipt under the previous paragraphs of this Clause 20 . 4 would occur outside business hours (meaning 9 . 00 am to 5 . 30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9 . 00 am on the day when business next starts in the place of deemed receipt . For the purposes of this Clause, all references to time are to local time in the place of deemed receipt . 3. To prove service, it is sufficient to prove that : (a) if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address ; (b) if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number .

20.6 This **Clause 20** does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

20.7 A notice given under or in connection with this Agreement is not valid if sent by email.

21. SEVERANCE

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

22. AGREEMENT SURVIVES CLOSING

This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

23. SUCCESSORS

This Agreement (and the documents referred to in it) are made for the benefit of the Parties and their successors and permitted assigns, and the rights and obligations of the Parties under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

24. COPIES OF AGREEMENT

The Seller and Denselight shall each receive an original signed copy of this Agreement and the Buyer shall receive four (4) original signed copies of this Agreement.

25. RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

Unless otherwise stated, nothing in this Agreement is intended to grant to any third party any right to enforce any term of this Agreement or to confer on any third party any benefits under this Agreement save that the Seller expressly reserves all rights and remedies it may have and may bring an action directly against Denselight in respect of Denselight's obligations and liabilities under this Agreement and/or an Ancillary Agreement without or without first commencing any action against the Buyer.

26. LANGUAGE

This Agreement is written both in English and Chinese and the both language versions shall have equal force. However, in the event there is any discrepancy between the English and Chinese versions of this Agreement, the English version shall prevail.

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31 2 8 . 27. G OVERNING LAW AND JURISDICTION 1. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non - contractual disputes or claims) are governed by and construed in accordance with the laws of the PRC . 2. All disputes, disagreements, controversies or claims arising out of or in connection with this Agreement in any manner whatsoever, whether direct or indirect, including without limitation respecting its formation, execution, validity, application, interpretation, performance, breach, termination, enforcement and the damages and/or other remedies resulting from breach, non - performance or non - compliance with this Agreement and/or any dispute regarding non - contractual obligations arising out of this Agreement shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“ HKIAC ”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted . None of the arbitrators appointed under the authority of this Agreement shall be a citizen or national of any of the Parties to this Agreement . The law of this arbitration clause shall be PRC laws, the seat of arbitration shall be Hong Kong, or such other place as may be agreed to by the Parties . The arbitration proceedings shall be conducted in the English language . D EFAULT I NTEREST If the Seller or the Buyer defaults in the payment when due of any sum payable under this Agreement its liability shall be increased to include interest on such sum from the date when such payment is due (in the case of damages, from the date on which the Loss arises) until the date of actual payment (after as well as before judgment) at a rate per annum of 8 per cent . Such interest shall accrue from day to day . 29. F ORCE M AJEURE 1. "Event of Force Majeure" means, in relation to a Party, any event or circumstance, or combination of events or circumstances : (a) that is beyond the reasonable control of that Party ; (b) that substantially prevents or delays such Party from fulfilling its obligations under this Agreement ; and (c) the effects of which could not have been reasonably foreseen and prevented, overcome, remedied or mitigated in whole or in part by that Party through the exercise of diligence and reasonable care, including but not limited to acts of God, acts of civil or military authority, sabotage, terrorism, war, pandemic or other government action, civil disturbance or riot, strike, national emergency, flood, earthquake, fire or other natural catastrophe, restraint by court order or public or Governmental Authority (so long as the affected Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such restraint), provided that the lack, insufficiency or non - availability of funds shall not constitute an Event of Force Majeure .

32 2. Either Party shall be excused from any delay or failure in performance required hereunder if caused by reason of any Event of Force Majeure . The obligations and rights of the Party so excused shall be extended on a day - to - day basis for the time period equal to the period of such excusable interruption . The Party affected by an Event of Force Majeure may suspend the performance of its obligations under this Agreement until any disruption resulting from such Event of Force Majeure has been resolved . However, such Party shall make every effort to eliminate any obstacles resulting from the Event of Force Majeure, thereby minimizing to the greatest extent possible its adverse effects, as well as any resulting Losses . 3. If an Event of Force Majeure continues for more than 60 days, then the Parties shall consult in good faith with each other to agree on what action should be taken with respect to the Transaction . If such reason or contingency continues for another 180 days, then either Party may terminate this Agreement by giving the other Party a written notice . This Agreement has been entered into on the date stated at the beginning of it.

33 Item Description Company Name DENSELIGHT SEM I CONDUCTORSPTE LTD Incorporation (a) Incorporation Date 11 May 2000 (b) Registration No. 200004082G (c) Company Type Pr i vate Company Lim i t ed by Shares (d) Registered Office 6 Chang i North Street 2 S i ngapore 498831 (e) Principal Activities 1 . Sem i conductor Wafer Fabr i cat i on 2 . Assemb l y and Test i ng of Sem i conduct ors Current Share Capital Structure S$48 , 347 , 451.02 compr i s i ng 107 , 728 ord i nary shares US$1 , 390,608 . 15 compr i s i ng 27 , 314 ord i nary shares ( subject to i ncrease i n shares pursuant to l nt ercompany Loan Cap i t a l i sat i on ) S$48 , 347 , 451.02 compr i s i ng 107 , 728 ord i nary shares US$1 , 390,608 . 15 compr i s i ng 27 , 314 ord i nary shares ( subject to i ncrease i n shares pursuant to l nt ercompany Loan Cap i t a l i sat i on ) NA (a) Issued Capital (b) Paid - Up Capital (c) Preference Shares (if any) Current Officers (a) Directors Thomas Raymond M i ka Rajan Rajgopa l Suresh Venkatesan Schedule 1 - Denselight Information DENSELIGHT SEMICONDUCTORS PTE LTD

34 (b) Secretaries Anthony Anne Catharine (c) Auditors Veronica L & Associates C h a rg e s (i n c l ud i n g Debentures) NIL Financial Year End 31 December

Schedule 2 – Conditions

A. **BUYER'S CONDITIONS PRECEDENT**

The obligations of the Buyer to effect the Transaction under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following Conditions (any of which may be waived, in writing, exclusively by the Buyer):

1. **SHAREHOLDER AND BOARD APPROVAL OF DENSELIGHT**

1.1 The Buyer having received from the Seller the approval by the Board of Directors of Denselight in relation to the transfer of shares of Denselight by the Seller to the Buyer, validly passed in accordance with the constitutional documents of Denselight and such approval remaining in full force and effect as at Closing.

1.2 The Buyer having received the resignation letters of Suresh Venkatesan and Thomas Raymond Mika from the board of Denselight, expressed to be effective as of the Closing Date, such resignation letters to state that they waive any and all claims which they may have against Denselight, in connection with such resignation or otherwise.

2. **APPROVAL OF BUYER'S SHAREHOLDERS**

The Buyer having received requisite approval from its shareholders as at the Closing Date, in accordance with prevalent laws and its constitutive documents, of the Transaction and this Agreement and related Ancillary Agreements.

3. **APPROVAL AND FILING IN PRC**

All the approvals or filings as required under the laws and regulations of the PRC for the purpose of this Transaction, as specified below, having been duly obtained or made and such approvals and filings remaining in force and effect as at Closing, including the approval or filing at the National Development and Reform Commission, Ministry of Commerce or State Administration of Foreign Exchange or their competent local counterparts.

4. **WORKING CAPITAL**

Any changes in Denselight's net working capital from February 3, 2019 to the Closing having arisen only from operations in the normal course of business.

5. **SELLER'S DELIVERABLES**

The Buyer having received from the Seller all the documents and items as set out in the Closing Agenda in the agreed form.

6. **JTC LEASE**

The Buyer having received a written consent or waiver by or on behalf of JTC Corporation of any right or provision in the lease agreement in respect of the JTC Standard Factory at A20524A at 6 Changi North Street 2 S498831 which entitles JTC Corporation to terminate such lease agreement, or to declare there to have been a breach or default thereunder by Denselight, as a result of or in connection with the change in control of Denselight arising from the Transaction on terms reasonably acceptable to the Buyer and:

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(a) if such consent or waiver is subject to any conditions, such conditions to the extent they are required to be satisfied on or prior to Closing being so satisfied to the reasonable satisfaction of the Buyer; and

(b) such consent or waiver remaining in full force and effect as at Closing and not having been amended, cancelled, revoked or withdrawn.

7. **EMPLOYMENT**

7.1 The Buyer having received a written employment agreement with each Specified Employee in a form agreeable to the Buyer containing such confidentiality, intellectual property, non-competition and non-solicitation clauses on terms reasonably acceptable to the Buyer and incorporating such code of conduct and business ethics statements as are reasonably acceptable to the Buyer and such agreement remaining in full force and effect as at Closing and not having been amended, repudiated, rescinded or terminated (the form of such employment agreement to be agreed between the Buyer and the Seller no later than 14 days before the Closing Date).

7.2 None of the Specified Employees having been terminated or having been given a notice of termination (whether for cause or otherwise) from their employment with Denselight.

8. **CAPITALISATION OF INTERCOMPANY LOAN**

The Buyer having received from the Seller and/or Denselight evidence that the entire outstanding intercompany loan, as of the date falling no earlier than ten Business Days prior to the Closing Date, from the Seller or any other member of the Seller's Group to Denselight having been capitalised wholly and finally into shares in Denselight (such capitalisation, "**Intercompany Loan Capitalisation**").

9. **SELLER'S WARRANTIES AND UNDERTAKINGS**

9.1 The Seller's Warranties being true and accurate in all respects (without giving effect to any materiality qualifications contained therein) as at the date hereof and as at the Closing Date as if made on the Closing Date (except that, in each case, Warranties that are made as at a specified date shall have been true and correct only on such date), save as Disclosed.

9.2 The Seller having in all material respects performed or complied with each of the Seller's undertakings in this Agreement which are required to be performed or complied by them on or prior to the Closing Date.

10. **NO MATERIAL ADVERSE CHANGE**

There not having occurred any material adverse change in the business, operations, assets, position (financial, trading or otherwise) or profits of Denselight or any event or circumstance that would reasonably be likely to result in such a material adverse change excluding, in any such case, any event, circumstance or change resulting from:

(a) changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions which affects, or is reasonably likely to affect, all companies carrying on similar businesses, except to the extent that such changes have a materially disproportionate adverse effect on Denselight compared to other participants in similar businesses; or

(b) changes in laws, regulations or accounting practices.

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37 1 1 . N O I NJUNCTION There being no decree, determination, injunction, judgement or other order entered or issued by any court or Governmental Authority of competent jurisdiction which has the effect of restraining or otherwise prohibiting consummation of the Transaction and which remains in force and effect as at the Closing Date .

38 B. 1. 2. 3. SELLER’S CONDITIONS PRECEDENT The obligations of the Seller to effect the Transaction under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following Conditions (any of which may be waived, in writing, exclusively by Seller provided that paragraphs 1 and 3 shall only be waived by the mutual agreement of the Buyer and the Seller) : S ELLER ’ S S HAREHOLDER A PPROVAL The shareholders of the Seller having approved the Transaction and such approval remaining in full force and effect as at Closing . B UYER ’ S D ELIVERABLES The Seller having received from the Buyer all the documents and information as set out in the Closing Agenda including duly completed and executed instruments of share transfer of the Sale Shares to the Buyer, signed by the Buyer and undated . A PPROVAL IN C ANADA The grant and receipt, in terms satisfactory to the Seller, of all regulatory approvals, third party consents, authorisations or similar clearances which are required by TSXV to approve the transactions contemplated herein for Closing as listed below:  TSXV Final Approval.

39 Schedule 3 - Conduct between Signing and Closing 1. 2. 3. The Seller undertakes to ensure that at all times during the Interim Period, the Business shall be conducted in the manner provided in this Schedule. Denselight shall carry on the Business in the normal course. The Seller shall ensure that Denselight shall not (without the consent of the Buyer, such consent not to be unreasonably withheld or delayed): (a) dispose of any assets used or required for the operation of the Business, or enter into an agreement to do so ; (b) allot or issue (or agree to allot or issue) any shares or other securities (except pursuant to the Intercompany Loan Capitalisation), or repurchase or redeem (or agree to repurchase or redeem) any of its shares ; (c) pass any resolution of its members or shareholders, save as required for a transaction arising from or connected to this Agreement ; (d) borrow any sum ; (e) enter into any lease, lease hire or hire purchase agreement or agreement for payment on deferred terms that is out of the ordinary course of business of Denselight ; (f) pay any dividend or make any other distribution of its assets ; (g) provide or agree to provide any non - contractual benefit to any director, officer, employee or their dependents; (h) dismiss any of its employees (except for the Transferring Employees) or employ or engage (or offer to employ or engage) any individual; (i) create or agree to create any Encumbrance over any of its assets or its undertaking; (j) give or agree to give any financial or performance guarantee, or any similar security or indemnity; (k) institute, settle or agree to settle any legal proceedings; (l) grant, modify, terminate or permit the lapse of any Intellectual Property Rights or enter into any agreement relating to any such rights ; (m) incur any liabilities to the Seller, other than trading liabilities incurred in the normal course of business ; (n) enter into any agreement with any trade union or any agreement that relates to any works council, or modify any subsisting agreement ; (o) vary the terms on which it holds any of the Properties or settle any rent review ; (p) incur any capital expenditure or financial obligations, make any investments, make any changes to the compensation structure for its personnel, or enter into transactions having a value in excess of USD 100 , 000 individually or, when aggregated with any other expenditure, obligation, investment, change or transaction arising from the same or substantially the same fact, matter or circumstance, in excess of USD 200 , 000 in aggregate, without the Buyer’s prior written consent ;

40 (q) make any payment or incur any liability (actual or contingent) where the amount payable or incurred exceeds USD 100 , 000 individually or, when aggregated with any other payment or liability arising from the same or substantially the same fact, matter or circumstance, in excess of USD 200 , 000 in aggregate, without the Buyer’s prior written consent ; or (r) make any material changes to the accounting standards, procedures, policies or principles by reference to which its accounts are drawn up . 4. 5. 6. Denselight shall, at its own cost, maintain in force insurance policies that have limits of indemnity at least equal to and the other terms of which are no less favourable than, those policies of insurance maintained by Denselight at the date of this Agreement . Denselight shall use its best endeavours to maintain the trade and trade connections of Denselight . No amendment, other than one made solely to comply with legislative requirements, shall be made to any agreements or arrangements for the payment of pensions or other benefits on retirement : (a) to present or former directors, officers or employees of Denselight; or (b) to the dependents of any of those people. 7. 8. Denselight shall, at the Buyer's request and Denselight’s expense, provide the Buyer with such information or documents as it may reasonably require relating to the terms of employment or any other matter concerning any employee of Denselight, body of such employees or their representatives in the period prior to the Closing Date . Denselight shall, at Denselight’s expense, provide the Buyer with : (a) all financial information (including monthly management accounts, margin analysis, variance analysis, reasonability analysis and weekly payments approval report) which Denselight provides to the Seller (in its capacity as a shareholder of Denselight) consistent with Denselight’s past practice, as soon as reasonably practicable and no later than when such information is provided to the Seller ; (b) online remote access to view the company bank account and payments data of Denselight, as soon as reasonably practicable after the date hereof ; and (c) online remote access to view the Quickbooks accounting system of Denselight, as soon as reasonably practicable after the date hereof .

41 Schedule 4 - Seller’s Warranties Part 1. General Warranties 1. P OWER TO SELL D ENSELIGHT 1. Subject to the approval pursuant to Schedule 2 , Part B, paragraph 1 , the Seller has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other documents referred to in it in accordance with their respective terms . 2. This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the Agreement and such other documents . 3. Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any of the following: 1. any provision of the Seller’s constitutional documents; or 2. any agreement or instrument to which the Seller is a party or by which it is bound; or 3. any order, judgment, decree or other restriction applicable to the Seller. 4. No proceeding is currently taking place or pending or, so far as the Seller is aware, threatened, in writing, against it or any of its assets which could reasonably be expected to (a) result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the performance by it of its obligations under this Agreement ; or (b) have the effect of delaying, frustrating or preventing it from performing its obligations under this Agreement . 5. No Insolvency Event has occurred or is continuing in relation to the Seller . 2 S HARES IN D ENSELIGHT 1. Denselight is a company duly incorporated and validly existing under the laws of Singapore. 2. The Sale Shares constitute the whole of the issued share capital of Denselight and are fully paid. 3. The Seller is the sole legal and beneficial owner of the Sale Shares. 4. Denselight does not have any Subsidiaries. 5. The Sale Shares are free from all Encumbrances on Closing Date. 6. No right has been granted to any person to require Denselight to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of Denselight . 7. No commitment has been given to create an Encumbrance affecting the Seller’s Sale Shares (or any unissued shares or debentures or other unissued securities of Denselight) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things . 8. Denselight : 1. has not agreed to acquire any securities of any corporation ;

42 2. is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations) ; 3. does not have, outside its country of incorporation, any branch or permanent establishment ; or 4. has not issued any securities that are convertible into shares . 9. At no time has Denselight : 1. purchased, redeemed or repaid any of its own share capital ; or 2. given any financial assistance in contravention of any applicable law or regulation . 10. All dividends or distributions declared, made or paid by Denselight have been declared, made or paid in accordance with Denselight’s constitutional documents, all applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions . 3. C ONSTITUTIONAL AND CORPORATE DOCUMENTS 1. The copies of the constitutional and corporate documents of Denselight that have been Disclosed are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the applicable law are annexed or incorporated . 2. All statutory books and registers of Denselight have been properly kept, are in Denselight’s possession or control, are up - to - date, are maintained in accordance with applicable laws on a proper and consistent basis and no notice or allegation that any of them is incorrect or should be rectified has been received . 3. All returns, particulars, resolutions and other documents which Denselight is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, any authority responsible for maintaining a register of companies) have been correctly made up and filed or, as the case may be, delivered . 4. I NFORMATION 1. All information contained in the Dataroom and all information provided by the Seller and its advisers to the Buyer and its advisers in the course of negotiating the Transaction is : (a) complete, accurate, not untrue and not misleading ; and (b) do not omit to provide any information necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading . 2. The particulars relating to Denselight in this Agreement are accurate and not misleading . 3. There is no information that has not been Disclosed which, if Disclosed, might reasonably affect the willingness of the Buyer to buy the Sale Shares on the terms of this Agreement .

5. COMPLIANCE WITH LAWS

5.1 Denselight has at all times conducted its business in accordance with all applicable laws and regulations. Denselight has not received any written notice from any Governmental Authority that it is in violation of, or in default with respect to, any law of any jurisdiction in which it has operations and, so far as the Seller is aware, there is no fact, matter or circumstance that is reasonably likely to give rise to such violation or default.

5.2 None of the Directors or officers of Denselight has been party to the use of any of the assets of Denselight for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets.

6. LICENCES AND CONSENTS

6.1 Denselight has all necessary licenses, consents, permits and authorities required to carry on its business in the places and in the manner in which such business is carried on at the date of this Agreement, all of which are valid and subsisting.

6.2 So far as the Seller is aware, there is no reason why any of the licenses, consents, permits and authorities referred to in **paragraph 6.1** above may be suspended, cancelled, revoked or not renewed on the same terms.

6.3 In connection with the grant from the Singapore Economic Development Board with reference number S16-1220-RISC-II (T1) and the grant from the Singapore Economic Development Board under the Industrial Postgraduate Programme with reference number S16-1508-IPP-II, so far as the Seller is aware, all of Denselight's undertakings and obligations under such grants up to the date of this Agreement have been fully satisfied and all potential liabilities under such grants have been disclosed in the financial statements of Denselight (including in the Accounts and in the Management Accounts). Besides the aforementioned grants, Denselight does not have any outstanding government grants from any Governmental Authority under which it has any outstanding liabilities, undertakings or obligations.

7. INSURANCE

7.1 The insurance policies maintained by or on behalf of Denselight at the date of this Agreement:

7.1.1 provide full indemnity cover against all Losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as Denselight; and

7.1.2 are in full force and effect, are not void or voidable and nothing has been done or not done which could make any of them void or voidable and Closing will not terminate, or entitle any insurer to terminate, any such policy.

7.2 The particulars of the insurance policies Disclosed in the Dataroom are accurate and not misleading. There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Seller is aware, there are no circumstances likely to give rise to any claim under those policies.

7.3 No written notice of cancellation or non-renewal of the insurance policies maintained by or on behalf of Denselight at the date of this Agreement has been received.

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8. **DISPUTES AND INVESTIGATIONS**

8.1 Neither Denselight and the Seller, nor any person for whom Denselight is vicariously liable:

8.1.1 is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or government body, department, board, agency or authority (except for debt collection in the normal course of business) which has been served on Denselight; or

8.1.2 is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body.

8.2 No director of Denselight is, to the extent that it relates to the business of Denselight, engaged in or subject to any of the matters mentioned in **paragraph 8.1** above which has been served on the Director.

8.3 No proceedings, investigation or inquiry as are mentioned in **paragraph 8.1** or **paragraph 8.2** above have been threatened or are pending which have been served on Denselight, and there are no circumstances likely to give rise to any such proceedings, investigation or inquiry.

8.4 Denselight is not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to any court, Governmental Authority, agency, regulator or third party which has been served on Denselight.

9. **DEFECTIVE PRODUCTS AND SERVICES**

9.1 Denselight has not manufactured or sold any products which were, at the time they were manufactured or sold, faulty or defective or did not comply with:

9.1.1 any warranties or representations expressly or impliedly made by or on behalf of Denselight; or

9.1.2 all laws, regulations, standards and requirements applicable to the products.

10. **ANTI-TRUST**

10.1 The definition in this paragraph applies in this Agreement:

Anti-trust Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

10.2 Denselight is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Anti-trust Law of any jurisdiction in which Denselight conducts business and no Director is engaged in any activity which would be an offence or infringement under any such Anti-trust Law.

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45 11. C ONTRACTS 1. The definition in this paragraph applies in this Agreement . Material Contract : an agreement or arrangement to which Denselight is a party and which is of material importance to the business, profits or assets of Denselight or involves consideration payable by or to Denselight in excess of SGD 30 , 000 , singly . 2. All Material Contracts have been Disclosed . 3. Except for the agreements and arrangements Disclosed, Denselight is not a party to or subject to any agreement or arrangement which : 1. is not in the ordinary and usual course of Business of Denselight; 2. restricts the freedom of Denselight to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit; 3. involves agency or distributorship; 4. involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; 5. requires Denselight to pay any commission, finders' fee, royalty or the like; 6. is not on arm's length terms; or 7. is for the supply of goods and/or services by or to Denselight on terms under which retrospective or future discounts, price reductions or other financial incentives are given . 4. Each Material Contract is in full force and effect and binding on the parties to it . Denselight has not defaulted under or breached a Material Contract and, so far as the Seller is aware : 1. no other party to a Material Contract has defaulted under or breached such a contract ; and 2. no such default or breach by Denselight or any other party is likely or has been threatened . 2. No notice of termination of a Material Contract has been received or served by Denselight and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract . 12. F INANCE AND GUARANTEES 1. Full particulars of all money borrowed by Denselight (including full particulars of the terms on which such money has been borrowed) have been Disclosed . Except for such financial indebtedness Disclosed, there is no financial indebtedness in the nature of borrowings of Denselight . 2. Denselight has no outstanding loan capital and has not loaned any money that has not been repaid and there are no debts owing to Denselight other than debts that have arisen in the normal course of the Business . 3. With the exception of the Capital Equipment, Installation and Improvement Fees referred to in Clause 6 which shall be repaid by Denselight to the Seller in accordance with this Agreement, Denselight has no outstanding loan capital and has not loaned any money that has not been repaid from the Seller or the Seller's Group .

12.4 Denselight has not:

12.4.1 factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

12.4.2 waived any right of set-off it may have against any third party.

12.5 Denselight is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Authority.

12.6 Except for the Unlimited Guarantee dated 17 May 2019 and the Security Deed dated 17 May 2019, each given in favour of Espresso Capital Ltd, Denselight has not given any guarantee, indemnity or security interest in respect of any obligation or liability of any person which remains outstanding.

13. INSOLVENCY

13.1 Denselight:

13.1.1 is not insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to Denselight; and

13.1.2 has not stopped paying its debts as they fall due.

13.2 No step has been taken in any jurisdiction to initiate any process by or under which:

13.2.1 the ability of the creditors of Denselight to take any action to enforce their debts is suspended, restricted or prevented;

13.2.2 some or all of the creditors of Denselight accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of Denselight;

13.2.3 a person is appointed to manage the affairs, business and assets of Denselight on behalf of its creditors; or

13.2.4 the holder of a charge over all or any of the assets of Denselight is appointed to control the business and/or all or any assets of Denselight.

13.3 No process has been instituted which could lead to Denselight being dissolved and its assets being distributed among its creditors, shareholders or other contributors.

14. ASSETS

14.1 Denselight is the full legal and beneficial owner of and has good marketable title to all the assets included in the Accounts and any assets acquired since the Accounts Date, and all other assets used by Denselight except for those disposed of since the Accounts Date in the normal course of business.

14.2 The assets of Denselight comprise all the assets necessary for the continuation of the Business in the manner in which it is carried on at the date of this Agreement.

14.3 The plant, machinery, equipment and vehicles and other assets used in connection with the Business:

14.3.1 are in good working order;

14.3.2 have been regularly and properly maintained;

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14.3.3are capable and will continue to be capable of doing the work for which they were designed;

14.3.4are adequate for, and are not surplus to, the current or proposed requirements of Denselight;

14.3.5are owned by Denselight with good and valid title, free from Encumbrances; and

14.3.6are in the possession or under the control of Denselight.

15. ENVIRONMENT

15.1 The definitions in this paragraph apply in this Agreement.

Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

EHS Laws: all applicable laws, statutes, regulations and legislation in Singapore and all relevant judgments, decisions and injunctions of any court or tribunal in Singapore, and legally binding codes of practice and guidance notes to the extent that they relate to or apply to the Environment or to the health and safety of any person in Singapore which are under the purview of the Ministry of Environment and Water Resources, the National Environment Agency of Singapore and the Singapore Civil Defence Force and any other Governmental Authority under applicable laws (in particular the Environmental Protection and Management Act (Cap. 94A) and the Environmental Public Health Act (Cap. 95)).

EHS Matters: all matters relating to the occurrence of the following in Singapore which will adversely impact the Business of Denselight and which are not rectifiable by Denselight (such that Denselight would not be subject to any liability or penalty, monetary or otherwise) within 7 days from the receipt by Denselight of written notice of such matters from the Ministry of Environment and Water Resources, the National Environment Agency of Singapore and/or the Singapore Civil Defence Force:

(a) material pollution or contamination of the Environment;

(b) the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c) the material exposure of any person to any Hazardous Substances or Waste;

(d) the health and safety of any person being materially affected, including any major accidents, injuries, illnesses and diseases;

(e) the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment which substantially exceeds the limits allowed under applicable Singapore laws and regulations; or

(f) the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

Harm: harm to the Environment, and in the case of a man, this includes offence caused to any of his senses or material harm to his property.

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48 Hazardous Substances : any material, substances or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos which substantially exceeds the limits allowed for these substances and materials and organisms under applicable Singapore laws and regulations . Waste : any waste, including any by - product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value . 1. Denselight has at all times operated in material compliance with all EHS Laws in force from time to time and there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters which are not rectifiable by Denselight (such that Denselight would not be subject to any liability or penalty, monetary or otherwise) within 7 days of the receipt by Denselight of written notice of such matters from any Governmental Authority in relation to such liability . 2. There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from the Property in contravention of the EHS laws . 3. Denselight has not or, to the best of the knowledge and information of Denselight and the Seller, is not likely to have any actual or potential liability under any EHS Laws which are not fully rectifiable by Denselight (such that Denselight would not be subject to any liability or penalty, monetary or otherwise) within 7 days of the receipt of written notice in relation to such liability . 16 I NTELLECTUAL PROPERTY 1. The definition in this paragraph applies in this Agreement . Intellectual Property Rights : patents, utility models, rights to inventions, copyright and related rights, trademarks and service marks, business names and domain names, rights in get - up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know - how and trade secrets), mask works, and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world . Know - how : confidential, industrial and/or commercial information and techniques in any form including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers . “ Know - how ” shall be deemed to include all information, materials, user documentation and training documents relating to any and all aspects of the Intellectual Property Rights set out in Schedule 5 .

49 2. The Intellectual Property Rights and the processes employed by Denselight do not and did not infringe any rights or interests of third parties (including Intellectual Property Rights) and Denselight’s use or commercialisation of such Intellectual Property Rights or any part thereof in a manner consistent with the manner they were used or commercialized by Denselight in the last three years does not and will not, infringe any Intellectual Property Rights or other proprietary right of any third party, constitute misappropriation or unlawful disclosure or use of any third party’s trade secrets or confidential information or give rise to any liability to pay royalty or other compensation . 3. Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 5 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by Denselight . 4. Except as Disclosed, Denselight is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5 , free from all Encumbrances . 5. Denselight does not require any Intellectual Property Rights other than those set out in Part 1 and Part 2 of Schedule 5 in order to carry on the Business . Schedule 5 collectively constitute all of the Intellectual Property Rights necessary for Denselight’s conduct of or use for, its business in the manner in and to the extent to which they are presently conducted without the need for Denselight to acquire or license any other Intellectual Property Rights . 6. The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5 are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or is likely to cease to be valid, subsisting or enforceable . In particular : 1. all application and renewal fees and other steps required for the maintenance or protection of such rights have been duly paid or taken ; 2. all confidential information (including know - how and trade secrets) owned or used by Denselight has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter) ; 3. to the best of the knowledge and information of Denselight and the Seller, no mark, trade name or domain name identical or similar to any such rights has been registered or is being used by any person in the same or a similar business to that of Denselight, in any country in which Denselight has registered or is using that mark, trade name or domain name ; 4. there are and have been no claims, challenges, disputes or proceedings, pending or, to the best of the knowledge and information of Denselight and the Seller, threatened, in relation to the ownership, validity or use of such rights ; and

50 16 . 6 . 5 Denselight has not transferred ownership of or granted any exclusive rights in, and will not be obliged to transfer ownership of or grant any exclusive rights in the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5 to any third party . No licenses to any such Intellectual Property Rights had been granted by Denselight to any third party save for those non - exclusive licenses granted in the ordinary course of Denselight’s business or otherwise as Disclosed . 7. Nothing is due to be done within thirty days of this Agreement, the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by Denselight, which are registered or the subject of an application for registration . 8. Save as Disclosed, to the best of the knowledge and information of Denselight and the Seller, there has been no material infringement by any third party of any Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5 , nor any third party material breach of confidence or actionable act of unfair competition in relation to the business or assets of Denselight, and no such material infringement, material breach of confidence or actionable act of unfair competition is current or anticipated . 9. Save as Disclosed, a Change of Control of Denselight will not result in the termination of or materially affect any Intellectual Property Rights set out in Schedule 5 . 10. Save as Disclosed, the activities of Denselight and of any licensee of Intellectual Property Rights granted by Denselight : 1. have not materially infringed, do not materially infringe and, to the best of the knowledge of Denselight and the Seller, are not likely to materially infringe the Intellectual Property Rights of any third party ; 2. have not constituted, do not constitute and, to the best of the knowledge of Denselight and the Seller, are not likely to constitute any material breach of confidence, passing off or actionable act of unfair competition ; and 3. have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever to a third party . 11. Know - how : There has been and is no misuse of Know - how by Denselight and Denselight has not made any disclosure of Know - how to any person except properly and in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character .

17 EMPLOYMENT

17.1 The name of each person who is a Director of Denselight as at the date of this Agreement is set out in **Schedule 1**.

17.2 The details of all individuals employed (including employees of Denselight who are on secondment, maternity leave or other statutory leave or absent due to ill-health or for any other reason) by Denselight and the principal terms of their contracts and details of all individuals who are providing services to Denselight under an agreement which is not a contract of employment with Denselight (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of the Seller's Group) and the particulars of the terms on which the individual provides services have been Disclosed to the Buyer.

17.3 With the exception of the individuals set out in the Disclosure Letter, no notice to terminate the contract of employment of any employee of Denselight (whether given by the relevant employer or by the employee) is pending, outstanding or threatened and, so far as the Seller is aware, no dispute is otherwise outstanding between Denselight and any of its current or former employees relating to their employment, its termination or any reference given by Denselight regarding them.

17.4 No offer of employment has been made by Denselight to any individual which has not yet been accepted or which has been accepted but where the individual's employment has not yet started.

17.5 Denselight is not a party to, bound by or proposing to introduce any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

17.6 Denselight is not a party to, bound by or proposing to introduce any incentive scheme (including, without limitation, any share option arrangement, profit sharing, commission or bonus scheme).

17.7 Denselight has not incurred any material actual or contingent liability in connection with any termination of employment of its employees (including redundancy or severance payments), or for failure to comply with any order for the reinstatement or re-engagement of any employee.

17.8 Denselight has not incurred any material liability for failure to provide information or to consult with employees under any applicable employment legislation in Singapore.

17.9 Denselight has not made or agreed to make a payment, or provided or agreed to provide a benefit to a present or former director, officer or employee, or to their dependents in connection with the actual or proposed termination or suspension or variation of an employment contract.

17.10 True, complete and accurate copies of the following have been Disclosed:

17.10.1 all contracts, handbooks, policies and other documents which apply to the employees; and

17.10.2 all agreements or arrangements with any trade union, employee representative body or body of employees and their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any employee.

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52 11. Denselight is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing employees and there is nothing likely to give rise to such a dispute or claim . 12. So far as the Seller is aware, no liability has been incurred by Denselight for breach of any written contract of service or for services, for redundancy payments (including protective awards), loss of office or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re - engagement of any employee . 13. Denselight complies with all material obligations under all written employment contracts, all written codes of conduct and practice relevant to conditions of service and all documented relations between Denselight and its employees . All social security and insurance related payments in respect of all past and present Denselight employees (including with respect to the Singapore Central Provident Fund) have been fully paid and accrued according to Singapore laws . 14. Denselight has entered into employment contracts with each employee on such terms substantially set out in the sample employment contracts included in the Dataroom, LDD Folder, documents titled “LDD 17 a Factory staff template” or “LDD 17 b Mark V Dyson LOO 12 . 06 . 2018 – Sample” (as applicable to the role and function of such employee), with such modifications which are suitable for the role and function of such employee . Where relevant, Denselight has included in employment contracts with each employee such terms as are required to (a) ensure that Denselight’s confidential information are safeguarded from disclosure and (b) ensure that any intellectual property rights created by such employee during his/her employment with Denselight are owned fully and finally by Denselight (or its lawful assigns) . 18 P ROPERTY 1. The definition in this paragraph apply in this Agreement . Properties : all those properties identified in Schedule 6 and Property means any one of them or any part or parts of them . 2. Schedule 6 sets forth true, complete and accurate particulars of, and includes all information needed to identify, the Properties owned, used or occupied by Denselight . Except for the Properties, Denselight (a) does not owns any real property or lease, sub - lease, license or otherwise occupies any real property as a lessee, sub - lessee, licensee or otherwise ; and (b) has not entered into a written agreement or other binding commitment to buy or sell or otherwise acquire, or lease, any land or premises or any other related real property interest that remains outstanding in any respect . 3. All the Properties are actively used by Denselight in connection with the Business . 4. The Property is leased by JTC Corporation to Denselight and pursuant to the lease agreement, Denselight is solely legally and beneficially entitled and has a good and marketable title, to the Properties . The Properties are each exclusively occupied by Denselight .

53 5. Save as Disclosed, the Properties are free from claims, liabilities, third party rights, private rights to restrict the use of any Property (other than any right to restrict use in accordance with the terms of any lease under which a Property is held), rights of occupation, options, rights to acquire, rights of first refusal, financial obligations (including public financial obligations), security interests, public rights and public restrictions . 6. There are appurtenant to each Property, all rights necessary for their current use and enjoyment (without restriction as to time or otherwise) . Access to each Property is over public roads maintained at public expense and such roads immediately about each Property at each point where access is gained . 7. Denselight has not received or is aware of any notice, order or proposal, which would adversely affect the value or use or enjoyment of any of the Properties, or access to or from any of them . 8. There are currently no material disputes relating to or affecting any of the Properties . 9. The current use of each of the Properties is authorised under the applicable law and regulations in Singapore and any permissions authorising that use are unconditional, permanent and not personal . There has been no breach of any applicable law or regulation, or default under any agreement, in respect of any of the Properties and, so far as the Seller is aware, there is no fact, matter or circumstance that is reasonably likely to give rise to any such breach or default . 10. Each of the Properties is in a good state of repair and condition and is fit for the current use . 19 A CCOUNTS 1. The Accounts have been prepared in accordance with the accounting standards, policies, principles and practices generally accepted in Singapore and in accordance with the law of Singapore . 2. The Accounts have been audited by an auditor of good repute qualified in Singapore and the auditor has given an auditor's certificate without qualification in respect of the Accounts . 3. The Accounts : 1. make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow - moving stock and for depreciation on fixed assets ; 2. do not overstate the value of current or fixed assets ; 3. do not understate, or fail to disclose fully, any liabilities (whether actual or contingent) ; and 4. are not affected by any unusual or non - recurring items . 4. The Accounts give a true and fair view of the state of affairs of Denselight as at the Accounts Date and of the profit and loss of Denselight for the financial year ended on that date . 5. The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of Denselight as at the Accounts Date .

19.6 The Accounts have been filed in accordance with the requirements of applicable law.

19.7 The Accounts have been prepared on a basis consistent with the audited accounts of Denselight for the two prior accounting periods without any change in accounting policies used.

19.8 The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent, and do not misstate, the assets and liabilities and the profit and losses of Denselight as at, and for such period ending on, such date on which they have been prepared.

19.9 There are no liabilities or obligations of Denselight, whether accrued, absolute, determined or contingent that would be required to be reflected or reserved against, except for liabilities or obligations disclosed and provided for in the Accounts or Management Accounts (or in the notes thereto).

19.10 The intercompany loans from the Seller and members of the Seller's Group to Denselight are non-trade in nature, unsecured and interest-free.

20 FINANCIAL AND OTHER RECORDS

20.1 All financial and other records of Denselight:

20.1.1 have been properly prepared and maintained;

20.1.2 constitute an accurate record of all matters that ought to appear in them;

20.1.3 do not contain any material inaccuracies or discrepancies; and

20.1.4 are in the possession of Denselight.

20.2 No notice has been received or allegation made that any of the records referred to in **paragraph 20.1** above are incorrect or should be rectified.

20.3 All statutory records, including the accounting records, required to be kept or filed by Denselight have been properly kept or filed and comply with all requirements of applicable legislation.

20.4 Denselight maintains such financial internal controls, policies and procedures over its disclosures and financial reporting, which: (a) are reasonably designed to ensure that information required to be disclosed by Denselight is recorded and reported on a timely basis; (b) are reasonably effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the Singapore Financial Reporting Standards in force from time to time; (c) ensure that records are maintained in reasonable detail so as to accurately and fairly reflect the transactions and disposition of assets of Denselight; (d) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the Singapore Financial Reporting Standards in force from time to time; and (e) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of Denselight's assets that could have a material effect on its financial statements.

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21 AGREEMENTS WITH RELATED PARTIES, ETC

21.1 There is no outstanding indebtedness (other than trade credit arising in the normal course of business) owing by Denselight, on the one hand, to any member of the Seller's Group or any Director or any persons or entities controlled by any of them, on the other hand (or vice versa).

21.2 There is no outstanding contract or transaction between Denselight, on the one hand, and any member of the Seller's Group or any Director or any persons or entities controlled by any of them, on the other hand except for the investment by Rajan Rajgopal in certain Convertible Debentures offered by the Seller.

21.3 All loans, debts and borrowings given by any member of the Seller's Group to Denselight prior to the Closing Date were properly and validly authorised and consented to by the relevant member of the Seller's Group.

22 CHANGES SINCE ACCOUNTS DATE

Since the Accounts Date:

22.1.1 Denselight has conducted the Business in the normal course and as a going concern;

22.1.2 there has been no material adverse change in the turnover, financial position or prospects of Denselight; and

22.1.3 none of the events set out in **Schedule 3** have occurred or taken place, except pursuant to this Agreement.

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56 Part 2 Tax Warranties 1. Payment of Tax All Taxes which have been or are deemed to have been assessed or imposed on Denselight or the Sale Shares in Singapore, or have been required to be withheld from any payment made by Denselight to another person : (a) which are due and payable, have been paid by the final date for payment by Denselight or Seller (where applicable); and (b) which are not yet payable but become payable before Closing, shall be paid by the due date. The Seller in relation to Denselight have not entered into any agreement or arrangement which extends the period for assessment or payment of any Taxes. 2. Withholding Tax To the best of the knowledge and information of the Seller, any obligation on Denselight under any relevant Singapore law relating to Tax to withhold amounts at source which has been expressly made known to Denselight and the Seller has been complied with . 3. No additional taxes To the best of the knowledge and information of the Seller, with respect to any period prior to Closing, the Seller and Denselight have not and will not become liable to pay any additional Taxes, interest, penalty, charge, fee or other like amount imposed or made on or in respect of the failure to file a return in respect of or to pay any Taxes . 4. Copies Accurate All copies of any information, notices, computation or returns submitted by Denselight in respect of any Tax under Singapore Law which have been supplied by the Seller or its advisers to the Buyer are true and complete and updated copies of the originals . 5. Records of assets Denselight maintains and has retained for the period required by law and will provide to the Buyer all records and accounts required to be kept under the Income Tax Act (Cap . 134 ) of Singapore .

57 6. Stamp duty To the best of the knowledge and information of the Seller, all transfer, sales, use, documentary, registration, stamp duty and other similar tax payable in Singapore to the Inland Revenue Authority of Singapore in respect of any agreement or transaction to which the Seller in relation to Denselight is or has been a party, or by which Denselight derives, has derived or will derive a substantial benefit or acquire a property in Singapore, have been duly paid . No lease or other document chargeable with stamp duty is unstamped or insufficiently stamped . No event has occurred as a result of which any duty has or will become payable, from which Denselight may have obtained relief or which has not been duly paid by Denselight . 7. Unabsorbed Tax Losses Denselight has in its Accounts unabsorbed tax losses . To the best of the knowledge and information of the Seller, in connection with the change in majority shareholder of Denselight to the Seller in 2016 : (c) (a) the business of Denselight remained substantially the same following such change ; (b) such change was not for the purpose of deriving tax benefits or obtaining tax advantage ; and there is no fact, matter or circumstance that is reasonably likely to give rise to the Inland Revenue Authority of Singapore revoking the approval granted to Denselight in 2016 to carry forward such unabsorbed tax losses . 8. Capitalisation of Intercompany Loan To the best of the knowledge and information of the Seller, with respect to the Intercompany Loan Capitalisation, neither the Seller nor Denselight is or will become liable to pay any additional Taxes, interest, penalty, charge, fee or other like amount imposed or made on or in respect of the failure to file a return in respect of or to pay any Taxes .

Schedule 5 - Intellectual Property Rights

Part 1. Registered Intellectual Property Rights

Denselight's owned patents number a total of 54, which covers various aspects of Engineering and Manufacturing Process Flow of photonics products, including (1) material structure, and device design and simulation, (2) materials processing and device wafer fabrication, (3) device assembly, test and packaging, (4) reliability and quality assurance, and (5) product characterization and application test. This is organized into Active patents and Inactive Patents, i.e., those that were granted and published but have lapsed as a result of not having been renewed, as follows:

Description	Number	Current Status
Active Patents	1	Active
Inactive Patents - granted patents - published patents	 9 44	Lapsed as they had not been renewed
Total	54	

No.	Title	Country	Patent No.	Date of Grant	Status
Active Granted Patents					
1	Optoelectronic Assembly for Optical Coupling	USA	US10107975	10/23/18	Active

REDACTED - COMPETITIVELY SENSITIVE INFORMATION

58

59 REDACTED - COMPETITIVELY SENSITIVE INFORMATION

60 REDACTED - COMPETITIVELY SENSITIVE INFORMATION

61 REDACTED - COMPETITIVELY SENSITIVE INFORMATION

62 REDACTED - COMPETITIVELY SENSITIVE INFORMATION

Part 2 . Material unregistered Intellectual Property Rights Unregistered IPR is managed as know - how and trade secret which includes, but is not limited to all aspects of design, masks and mask works, fabrication, assembly and build, test and characterization, reliability management and applications of photonics devices, components, assemblies and systems . (a) 63

Schedule 6 - Particulars of the Properties

No.	Item	Description
1	Address	6 Changi North Street 2, Singapore 498831
2	Mukim Number	A20524A
3	Lessor	JTC Corporation
4	Lessee	Denselight Semiconductors Pte Ltd
5	Terms	Standard JTC terms

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65 Schedule 7 - Tax Covenant 1. I NTERPRETATION The following definitions and rules of interpretation apply in this Tax Covenant . Definitions : Event : includes (without limitation), the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any Loss or expenditure, and any transaction (including the execution and completion of this Agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date . Liability for Tax: (a) any liability of Denselight to make an actual payment of, or in respect of, or on account of, Tax whether or not the same is primarily payable by Denselight and whether or not Denselight has, or may have, any right of reimbursement against any other person, in which case, the amount of the Liability for Tax will be the amount of the actual payment ; (b) the loss of or failure to obtain, for any reason, any right to a repayment of tax that has been taken into account in the Accounts, in which case, the amount of the Liability for Tax will be the amount of the repayment ; and (c) the use or setting off of any Relief arising to Denselight after Closing in circumstances where, but for such set off or use, Denselight would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Seller would have been liable but for the setting off or use . 2. Relief : includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax (including any repayment supplement or interest in respect of it) or to a payment in respect of Tax . Tax : all forms of tax and charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable in Singapore and any penalty, fine, surcharge, interest, charges or costs relating to it . Tax Claim : any assessment, notice, demand, letter or other document issued or action taken by or on behalf of the Inland Revenue Authority of Singapore or equivalent Tax Authority in Singapore, self - assessment or other occurrence from which it appears that Denselight or the Buyer is or may be subject to a Liability for Tax . Tax Authority : means the Inland Revenue Authority of Singapore or any official authority, body or official authorised under Singapore Law to impose, assess or collect Tax in Singapore or elsewhere . References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed, for any Tax purpose, to have been or treated or regarded as earned, accrued or received .

66 3. 4. Any stamp duty charged on any document (or in the case of a document that is outside Singapore, any stamp duty that would be charged on the document if it were brought into Singapore) that is necessary to establish the title of Denselight to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of Denselight to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it . C OVENANT Subject to the provisions of this Tax Covenant, the Seller covenants to pay to the Buyer an amount equal to any : (a) Liability for Tax resulting from, or by reference to, any Event occurring on or before Closing involving Denselight on or before Closing (including any Event in connection with the Intercompany Loan Capitalisation), whether or not that liability was discharged on or before Closing ; (b) Liability for Tax which arises solely due to the relationship for Tax purposes before Closing of Denselight with any person, whether arising before or after Closing ; and (c) Costs and expenses (including legal costs on a full indemnity basis), properly incurred by the Buyer or Denselight in connection with any Liability for Tax, any Tax Claim or taking or defending any action under this Schedule . 5. P AYMENT DATE AND INTEREST Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on: (a) in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of seven Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Seller requesting payment ; (b) in a case that falls within paragraph (c) of the definition of Liability for Tax, the date on which the Tax saved by Denselight is or would have been required to be paid to the relevant Tax Authority ; or (c) in any other case, seven Business Days following the date on which the Buyer serves notice on the Seller requesting payment, 6. but in each case no later than the due date as stated in the notice issued by the Tax Authority . If any amount due from the Seller under this Tax Covenant is not paid on the date specified in paragraph 5 , then, in addition to the extent that the Seller’ liability under paragraph 4 includes interest and penalties to compensate the Buyer for the late payment, the amount due shall bear interest (to accrue on a daily basis before and after any judgment) at the rate of 2 % per annum above DBS Prime Lending Rate, compounded monthly on the last day of each calendar month ; from the day following the due date up to, and including, the day of actual payment of those sums .

67 7. E XCLUSIONS The covenant contained in paragraph 4 above shall not cover any Liability for Tax to the extent that: (a) specific provision or reserve (other than a provision for deferred tax) for the liability is made in the Accounts ; (b) the Liability for Tax was paid on or before the date of the Accounts and the Accounts reflected that payment ; (c) it arises or is increased only as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) coming into force after Closing or the withdrawal of any extra - statutory concession previously made by a Tax Authority after Closing (provided that this paragraph 7 (c) will not apply to any payment under paragraph 4 ) ; and (d) the Buyer is compensated for the Liability for Tax under any other provision of this Agreement . 8. L IMITATIONS (a) The liability of the Seller under paragraph 4 will terminate on the fifth ( 5 th) anniversary of the Closing Date provided that the liability of the Seller under paragraph 4 , and under this Agreement, for fraud, intentional misrepresentation or willful intent to evade tax, shall not be limited or excluded notwithstanding anything in this Agreement . (b) The Limitations on Claims as set out in Clause 9 of this Agreement shall not apply to any claims and payments in relation to Tax Covenants under this Schedule 7 . 9. R ECOVERY FROM THIRD PARTIES (a) Where the Seller has paid an amount under paragraph 4 for any Liability for Tax and the Buyer or Denselight recovers from some other person that is not the Buyer or Denselight any amount for any Liability for Tax, the Buyer shall or shall procure that Denselight shall account to the Seller for the lesser of : (ii) (i) any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount ; and the amount paid by the Seller under paragraph 4 in respect of the Liability for Tax in question . (b) It has been Disclosed to the Buyer that Denselight has in its Accounts unabsorbed tax losses . To the best of the knowledge and information of Denselight and the Seller, it has been Disclosed to the Buyer that there is a possibility that the Inland Revenue Authority of Singapore will deem these unabsorbed tax losses void and inapplicable if one of two conditions are not met : that the business of Denselight remains substantially the same and that there is no change of majority shareholders .

68 10. C ONDUCT OF T AX C LAIMS (a) Subject to paragraph 9 , if the Buyer becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller as soon as reasonably practicable, provided that giving that notice shall not be a condition precedent to the Seller’s liability under this Tax Covenant . (b) If the Seller becomes aware of a Tax Claim, it shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of the notice, the Buyer shall be deemed to have given the Seller notice of the Tax Claim in accordance with the provisions of paragraph 10 (a) . (c) The Buyer will take into account any reasonable representations in relation to the Tax Claim that are made in writing by the Seller within ten Business Days of notice having been given (or deemed to have been given) under paragraph 10 (a) or 10 (b) but shall otherwise be free to pay or settle the Tax Claim on such terms as the Buyer, in its absolute discretion, considers fit . 11. G ROSSING UP (a) All amounts due under this Tax Covenant from the Seller to the Buyer shall be paid in full without any set - off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law) . If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it would have been entitled to receive without that deduction or withholding . (b) If the Buyer incurs, or would have incurred, but for the use of a Relief, a Tax liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount payable will be increased by any amount that will ensure that, after payment of the Tax liability, the Buyer is left with a net sum equal to the sum it would have received had no such Tax liability arisen . 12. G ENERAL All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the Consideration for the Sale Shares .

69 Schedule 8 – Capital Equipment, Installations and Improvements

70 Schedule 9 – Payment Details REDACTED - CONFIDENTIAL INFORMATION

DENSELIGHT SEMICONDUCTORS PTE LTD SHARE SALE AGREEMENT | SIGNATURE PAGE N am e : SIGNATURE PAGE OF SHARE SALE AGREEMENT IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above. BUYER: DenseLight Semiconductor Technology (Shanghai) Co. Ltd. /s/ By: Li Jianxiong Title: Legal Representative

DENSELIGHT SEMICONDUCTORS PTE LTD SHARE SALE AGREEMENT | SIGNATURE PAGE N am e : Title: SIGNATURE PAGE OF SHARE SALE AGREEMENT IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above. SELLER: POET Technologies, Inc. /s/ By: Suresh Venkatesan CEO